Exhibit 10.23

CABOT OIL & GAS CORPORATION PENSION PLAN

(As Amended and Restated Effective January 1, 2006)

Exhibit 10.23

CABOT OIL & GAS CORPORATION PENSION PLAN

(As Amended and Restated Effective January 1, 2006)

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ARTICLE II SERVICE, BREAK IN SERVICE AND SOCIAL SECURITY		8
2.1	Service:	8
2.2	Authorized Absences	9
2.3	Break in Service	10
2.4	Participation and Service upon Reemployment Before a Break in Service	10
2.5	Participation and Service upon Reemployment After a Break in Service	10
2.6	Transfer of Employment	11
2.7	Special Eligibility and Vesting for Certain Employees	12
2.8	Automatic Grant of Service	12
2.9	Qualified Military Service	13

ARTICLE III PARTICIPATION IN THE PLAN		14
3.1	Employees Eligible to Participate	14
3.2	Employees Absent on Date of Eligibility	14

ARTICLE IV RETIREMENT ELIGIBILITY		15
4.1	Normal Retirement	15
4.2	Late Retirement	15
4.3	Early Retirement	15
4.4	Disability Retirement	15
4.5	Deferred Vested Retirement	16
4.6	Partial Vesting	16
4.7	Special Benefit Eligibility for Certain Employees	16

ARTICLE V AMOUNT, DURATION, COMMENCEMENT DATE, FREQUENCY AND LIMITATIONS OF RETIREMENT BENEFITS		17
5.1	Normal Retirement Pension	17
5.2	Late Retirement Pension	19
5.3	Early Retirement Pension	19
5.4	Disability Retirement Pension	19
5.5	Deferred Vested Retirement Pension	20
5.6	Automatic Option and Optional Pensions	20
5.7	Duration of Pensions	33
5.8	Payment of Small Benefits	33
5.9	Waiver of Waiting Period	33
5.10	Benefits after Re-employment	33
5.11	Minimum Date for Commencement of Benefits	34
5.12	Direct Rollovers	35

ARTICLE VI DEATH BENEFIT		37
6.1	Death While in Service but Prior to Commencement of Pension	37
6.2	Death After Retirement but Prior to Commencement of Pension	37
6.3	Death After Deferred Vested Retirement but Prior to Commencement of Pension	37
6.4	Definition of Spouse	37
6.5	Death Benefits Payable Under the Cabot Corporation Cash Balance Plan and Retirement Income Plan	38
6.6	Alternate Form of Pension Payment for Spouse	38

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ARTICLE VII CLAIM PROCEDURES		39
7.1	Presenting Claims for Benefits	39
7.2	Claims Review Procedure	41
7.3	Disputed Benefits	44

ARTICLE VIII PLAN ADMINISTRATION		45
8.1	Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration	45
8.2	Appointment of Committee	45
8.3	Records and Reports	45
8.4	Other Committee Powers and Duties	46
8.5	Rules and Decisions	47
8.6	Committee Procedures	47
8.7	Authorization of Benefit Payments	47
8.8	Payment of Expenses	47
8.9	Application and Forms for Pension	47
8.10	Indemnification of Committee	47
8.11	Annual Audit	48
8.12	Funding Policy	48
8.13	Allocation and Delegation of Committee Responsibilities	48

ARTICLE IX CONTRIBUTIONS TO THE PLAN		49
9.1	Participant Contributions	49
9.2	Employer Contributions	49
9.3	Discontinuance or Suspension of Contributions	49
9.4	Forfeitures Credited Against Employer’s Contributions	50

ARTICLE X AMENDMENT OF THE PLAN		51
10.1	Right to Amend Reserved	51
10.2	Limitations on Right to Amend	51
10.3	Form of Amendment	52
10.4	Merger of Plan with Another Pension Plan	52

ARTICLE XI THE TRUSTEE AND THE TRUST FUND		53
11.1	Trustee	53
11.2	Trust Agreement	53
11.3	Benefits Paid Solely from Trust Fund	53
11.4	Trust Fund Applicable Only to Payment of Benefits	53
11.5	Accounting by Trustee	53
11.6	Authorization to Protect Trustee	53
11.7	Exemption from Bond	54

ARTICLE XII TERMINATION OF THE PLAN		55
12.1	Right to Terminate Reserved	55
12.2	Continuance with Successor Employer	55
12.3	Liquidation of Trust Fund	55
12.4	Distribution of Trust Fund	57
12.5	Residual Amounts	58
12.6	Limitations Imposed by Treasury Regulations upon Early Termination of Plan	58

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ARTICLE XIII ADOPTION OF PLAN BY OTHER ORGANIZATIONS		60
13.1	Procedure for Adoption	60
13.2	Effect of Adoption	60
13.3	The transfer of a Participant from one Employer to another or to an Affiliate shall not be deemed a termination of Service.	60
13.4	Separation of the Trust Fund	61
13.5	Voluntary Separation	61
13.6	Approval of Amendment	61

ARTICLE XIV MISCELLANEOUS		62
14.1	Interest on Deferred Payments	62
14.2	Plan Not an Employment Contract	62
14.3	Controlling Law	62
14.4	Invalidity of Particular Provisions	62
14.5	Non-Alienability of Rights of Participants	62
14.6	Copy Available to Participants	63
14.7	Evidence Furnished Conclusive	63
14.8	Unclaimed Benefits	63
14.9	Name and Address Changes	63
14.10	Facility of Payment	63
14.11	Payments in Satisfaction of Claims of Participants	64
14.12	Headings for Convenience Only	64

ARTICLE XV LIMITATION ON BENEFITS		65
I.	Single Defined Benefit Plan	65
II.	Two or More Defined Benefit Plans	67
III.	Definitions	67

ARTICLE XVI TOP-HEAVY PLAN REQUIREMENTS		69
16.1	General Rule	69
16.2	Vesting Provisions	69
16.3	Minimum Benefit Provisions	69
16.4	Limitation on Compensation	70
16.5	Coordination With Other Plans	70
16.6	Distributions to Certain Key Employees	70
16.7	Determination of Top-Heavy Status	70

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CABOT OIL & GAS CORPORATION PENSION PLAN

(As Amended and Restated Effective January 1, 2006)

Effective as of January 1, 1991, Cabot Oil & Gas Corporation, a Delaware corporation (the “Company”), established the Cabot Oil & Gas Corporation Pension Plan (the “Prior Plan”) for the benefit of its eligible employees and the eligible employees of its affiliates that adopted the Plan. The Prior Plan was subsequently amended by the First through Fifth Amendments thereto.

In connection with the establishment of the Prior Plan, the Company established the Cabot Oil & Gas Corporation Pension Plan Trust by agreement between the Company and NCNB Texas National Bank, a national banking association (the “Trust”). NCNB Texas National Bank was thereafter replaced by Bankers’ Trust and then Harris Trust and Savings Bank, respectively, as party to the Trust. Effective as of February 1, 2005, the Trust was amended and restated with Fidelity Management Trust Company as trustee thereunder. The Trust is intended to constitute a part of the Prior Plan and to continue in effect to form a part of this Plan.

Effective January 1, 2001, the Board of Directors of the Company authorized the amendment and restatement of the Prior Plan to incorporate the prior amendments, to incorporate changes required by certain legislative acts, and to make certain other changes.

Effective as of January 1, 2006, the Board of Directors of the Company authorized the amendment and restatement of the Prior Plan in order to incorporate all prior amendments thereto, including previously adopted good faith compliance amendments to reflect applicable law changes under the Economic Growth and Tax Relief Reconciliation Act of 2001 (the “Plan”) and to incorporate the applicable changes as required on the 2005 Cumulative List provided in Notice 2005-101.

There shall be no termination and no gap or lapse in time or effect between the Prior Plan as in effect on December 31, 2005, and this Plan, and the existence of a qualified pension plan shall be uninterrupted.

The Plan and Trust are intended to meet the requirements of Sections 401(a) and 501(a) of the Internal Revenue Code of 1986 and of the Employee Retirement Income Security Act of 1974, as either may be amended from time to time.

NOW, THEREFORE, the Company hereby amends, restates in its entirety and continues the Cabot Oil & Gas Corporation Pension Plan, effective January 1, 2006, as follows:

ARTICLE I

DEFINITIONS

As used in this Plan the terms defined in this Article I shall have the meanings set forth herein, unless their context clearly indicates to the contrary:

1.1 Actuarial Equivalent: With respect to any benefit hereunder, a payment or payments equal in value at date of determination to such benefit when determined actuarially on the basis of an eight percent (8%) interest assumption compounded annually and the Unisex Pension 1984 Mortality Table. For purposes of calculating lump sums under Section 5.8, the Applicable Interest Rate and Applicable Mortality Table shall be utilized.

(a) Applicable Interest Rate: The annual rate of interest on 30-year Treasury securities for the month of November that immediately precedes the first day of the calendar year during which the Annuity Starting Date occurs.

(b) Applicable Mortality Table: The table prescribed by the Secretary of Treasury pursuant to Section 417(e)(3) of the Code.

Notwithstanding any other provision of this Plan to the contrary, effective for annuity starting dates on or after January 1, 2003, the Applicable Mortality Table is the table prescribed in Revenue Ruling 2001-62.

The foregoing notwithstanding, effective as of October 1, 2004, Actuarially Equivalent for benefit payments, except where specifically noted in regard to the benefits payable to Participants who are listed in Exhibit I due to participation under the Cabot Corporation Cash Balance Plan and only for those benefits, will be determined for the value of benefit payments using (i) the 8% interest rate and Unisex Pension 1984 Mortality Table for non-lump sum benefits or (ii) the Applicable Interest Rate and Applicable Mortality Table as defined in (a) and (b) below, whichever produces the greater benefit.

For the benefits payable to Participants listed in Exhibit I and only for those benefits, Actuarially Equivalent will be determined for the value of benefit payments using (i) the calculation provided in Section 5.6(b)(2) herein or (ii) the Applicable Interest Rate and Applicable Mortality Table as defined in (a) and (b) below, whichever produces the greater benefit.

(a) Applicable Interest Rate: For a Plan Year, the “applicable interest rate” as defined by Section 417(e)(3) of the Code for the month of November that immediately precedes the first day of the calendar year during which the Annuity Starting Date occurs.

(b) Applicable Mortality Table: The table prescribed by the Secretary of Treasury pursuant to Section 417(e)(3) of the Code.

1.2 Actuary: The independent actuary or firm of actuaries approved by the Joint Board for the Enrollment of Actuaries to perform actuarial services required under ERISA or regulations thereunder which has been appointed by the Company to make the actuarial computations required under the Plan.

1.3 Affiliate: A corporation or other trade or business which is not an Employer under this Plan but which, together with the Company, is “under common control” within the meaning of Code Section 414(b) or (c), as modified by Code Section 415(h); any organization (whether or not incorporated) which, together with the Company, is a member of an “affiliated service group” within the meaning of Code Section 414(m); and any other entity required to be aggregated with the Company pursuant to regulations under Code Section 414(o).

1.4 Annuity Starting Date: The applicable of the Participant’s Early Retirement Date, Normal Retirement Date or the first day of the month next following his actual termination of Service, if later, or in the case of a benefit not payable in the form of an annuity, the first day on which all events have occurred which entitle the Participant to such benefit.

1.5 Anniversary Date: October 1 of each year.

1.6 Authorized Absence: Any absence authorized by the Employer or an Affiliate under the Employer’s or Affiliate’s standard personnel practices, provided that all persons under similar circumstances are treated alike in the granting of such Authorized Leaves of Absence and provided further that the Participant returns within the period of authorized absence.

1.7 Average Monthly Compensation: The result obtained by dividing the total Compensation paid to an Employee during a considered period by the number of months, including fractional months, for which such Compensation was received. The considered period shall be the five (5) consecutive completed years of Service within the Employee’s last ten (10) consecutive completed years of Service which yield the highest average; provided, however, that if an Employee has fewer than five (5) consecutive completed years of Service for which Compensation was received, his considered period shall be all his years, including fractional years, for which Compensation was received. Any period of Service for which an Employee is not compensated shall be excluded from the above computation.

1.8 Board of Directors: The Board of Directors of Cabot Oil & Gas Corporation.

1.9 Code: The Internal Revenue Code of 1986, as amended.

1.10 Committee: The Administrative Committee appointed under and acting in accordance with the terms of the Plan.

1.11 Company: Cabot Oil & Gas Corporation, a Delaware corporation, and its successor or successors.

1.12 Compensation: The total nondeferred remuneration paid to an Employee by an Employer and, prior to January 1, 1991, by Cabot Corporation, for personal services which are rendered during the period considered as Service, as reported on the Participant’s Federal Income Tax Withholding Statement (Form W-2 or its subsequent equivalent) including salary, wages, overtime payments, annual, discretionary and sign-on bonuses, and any amounts by which an Employee’s normal remuneration is reduced pursuant to a voluntary salary reduction plan under

Section 125 or 401(k) of the Code, but excluding any amounts contributed by or on behalf of an Employer to this Plan or any other employee benefit plan sponsored by the Employer, nondeductible moving expenses, disability pay (both short-term and long-term), severance pay (whether periodic or in a lump sum), any income arising from the exercise of a stock option or from the receipt of a restricted stock award, waiver benefits, taxable group term life insurance benefits, reimbursements, expense allowances, taxable fringe benefit payments, retention and relocation bonuses, and deductible payments under Code Section 105(h). The Compensation of an Employee as reflected on the books and records of the Employer shall be conclusive.

Notwithstanding any other provision of the Plan to the contrary, the Compensation of each Employee taken into account under the Plan shall not exceed $220,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Section 401(a)(17)(B) of the Internal Revenue Code; provided, however, that an Employee’s Compensation for determination periods before January 1, 2006 shall not exceed the applicable dollar limit previously in effect under the Plan in such prior determination periods. The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the Compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. If Compensation for any prior determination period is taken into account in determining an Employee’s benefits accruing in the current Plan Year, the Compensation for that prior determination period is subject to the Compensation limit in effect for that prior determination period.

1.13 Disability: A physical or mental disability which prevents a Participant from engaging in any substantial gainful activity and which can be expected to result in death or to be of long continued and indefinite duration. The determination of whether a Participant has a Disability shall be determined according to the following: (i) for Participants who are also participants in the Cabot Oil & Gas Long Term Disability Plan (“Cabot LTD Plan”) at time of their claim of Disability, by the Cabot LTD Plan; or (ii) for Participants who do not participate in the Cabot LTD Plan at the time of their claim of Disability, by the Committee, upon the advice of competent physicians of the Committee’s selection.

1.14 Effective Date: January 1, 2006.

1.15 Employee: Any person employed by an Employer.

1.16 Employer: The Company, and any other entity that shall adopt this Plan pursuant to the provisions of Article XIV hereof, and the successors, if any, to such entity.

1.17 ERISA: Public Law No. 93-406, the Employee Retirement Income Security Act of 1974, as amended from time to time.

1.18 Final Average Monthly Compensation: A Participant’s Average Monthly Compensation as determined immediately prior to his final termination of employment with all Employers or Affiliates.

1.19 Grandfathered Employee: An Employee who was a member of the Cabot Corporation Retirement Income Plan as of September 30, 1988 and had (a) 10 (ten) or more years of Vesting Service or (b) 5 (five) or more years of Vesting Service and his age plus years of Vesting Service equaled 50 (fifty) or more.

1.20 Hour(s) of Service: For purposes of determining eligibility and vesting, an Hour of Service is each hour during an applicable computation period for which an Employee is directly or indirectly paid, or entitled to payment, by an Employer or an Affiliate for the performance of duties or for any period of Authorized Leave of Absence. Moreover, an Hour of Service is each hour, not in excess of forty (40) hours per week, during any period of unpaid Authorized Leave of Absence with an Employer or an Affiliate. Such Hours of Service shall be credited to the Employee for the computation period in which such duties were performed or in which such Authorized Leave of Absence occurred. An Hour of Service also includes each hour, not credited above, for which back pay, irrespective of mitigation of damages, has been either awarded or agreed to by an Employer or an Affiliate. These Hours of Service shall be credited to the Employee for the computation period to which the award or agreement pertains rather than the computation period in which the award, agreement or payment is made. In determining an Employee’s total Hours of Service during a computation period, a fraction of an hour shall be deemed a full Hour of Service.

Instead of counting and crediting actual hours worked, for purposes of determining the number of Hours of Service to be credited to an Employee, an Employee may be credited with 190 Hours of Service for each calendar month during which he has earned one Hour of Service. For purposes of determining the number of Hours of Service to be credited for reasons other than the performance of duties and for purposes of determining to which computation period Hours of Service earned under any provision of this Plan are to be credited, the provisions of Department of Labor Regulation Section 2520.200(b)-2(b) and (c) are hereby incorporated by reference as if fully set forth herein.

Hours of Service will be credited for employment with other members of an affiliated service group (under Code Section 414(m)), a controlled group of corporations (under Code Section 414(b)), or a group of trades or businesses under common control (under Code Section 414(c)), of which the Company is a member. Hours of Service will also be credited for any individual considered an employee under Code Section 414(n). However, unless otherwise specifically provided, Hours of Service shall not be credited for employment with such an affiliated service group, a controlled group, or a group of trades or businesses prior to its becoming or after its ceasing to be a member of the Company’s affiliated service group, controlled group, or group of trades or businesses.

1.21 Joint Pensioner: The individual designated by a Participant who has elected an optional pension to receive Pension payments payable following the Participant’s death after Retirement, as provided in paragraph B of Section 5.6.

1.22 Late Retirement Date: The first day of the month coincident with or next following the Participant’s Retirement after his Normal Retirement Date.

1.23 Leased Employee: Each person who is not an employee of the Employer or an Affiliate but who performs services for the Employer or an Affiliate pursuant to a leasing agreement (oral or written) between the Employer or an Affiliate and any leasing organization, provided that such person has performed such services for the Employer or an Affiliate or for related persons (within the meaning of Section 144(a)(3) of the Code) on a substantially full-time basis for a period of at least one year and such services are performed under primary direction or control by the Employer or an Affiliate. Notwithstanding the preceding sentence, the term “Leased Employee” shall not include any individual who is deemed to be an employee of the Employer or an Affiliate under Section 414(n)(5) of the Code.

1.24 Nongrandfathered Employee: Any Employee who is not a Grandfathered Employee.

1.25 Normal Retirement Date: The later of (i) the first day of the month coincident with or next following the Participant’s attainment of age sixty-five (65) and (ii) the completion of five (5) years of Service. Notwithstanding anything herein to the contrary, a Participant’s right to his accrued Normal Retirement Pension shall become fully vested and nonforfeitable upon his being in Service on or after the later to occur of his attainment of age 65 or the fifth anniversary of his becoming a Participant in the Plan.

1.26 Participant: Any Employee who has become and continues to be a participant in the Plan in accordance with its provisions. The term “Participant” shall also include Transferred Participants unless otherwise specifically excluded.

1.27 Pension: A series of monthly payments which are payable to a person entitled to receive benefits under the Plan.

1.28 Plan: The Cabot Oil & Gas Corporation Pension Plan, as amended and restated effective January 1, 2006, and as the same may be amended.

1.29 Plan Year: The fiscal year of the Plan beginning October 1 of each calendar year and ending September 30 of the following calendar year.

1.30 Prior Plan: The Cabot Oil & Gas Corporation Pension Plan as in effect on December 31, 2005.

1.31 Prior Plan Participant: Any person who is an Employee on January 1, 2006, and was, on December 31, 2005, included in and covered by the Prior Plan, or who is, on January 1, 2006 receiving or entitled to receive benefits under the Prior Plan.

1.32 Retirement: The termination of Service of a Participant after he has fulfilled all requirements for an immediate Pension hereunder. Retirement shall be considered as commencing on the day immediately following a Participant’s last day of Service.

1.33 Service: A Participant’s period of employment or deemed employment determined in accordance with Article II.

1.34 Spouse: The person to whom a Participant is legally married.

1.35 Transferred Participant: An Employee shall be deemed a Transferred Participant during any period in which he is or was employed by an Affiliate or by an Employer in an employment classification not covered by this Plan.

1.36 Trustee: The Trustee at any time acting under the Trust Agreement.

1.37 Trust Agreement: The Trust Agreement provided for in Section 11.2 hereof, and as the same may be amended.

1.38 Trust Fund: The assets held by the Trustee under the Trust Agreement for the benefit of the Participants of the Prior Plan and this Plan, together with all income, profits and increments thereon.

Words used in this Plan and in the Trust Agreement in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever gender may be appropriate under any particular circumstances.

ARTICLE II

SERVICE, BREAK IN SERVICE AND SOCIAL SECURITY

2.1 Service:

(a) Eligibility and Vesting: For purposes of determining Eligibility Service and Vesting Service, an Employee shall accrue a year of Service for each Plan Year in which he has 1,000 or more Hours of Service subject to the Break in Service provisions of Sections 2.3, 2.4 and 2.5. Solely for eligibility purposes, an Employee’s initial year of Eligibility Service shall be the twelve (12) consecutive months beginning with his employment commencement date (or his reemployment commencement date if he is reemployed after a one-year Break in Service). If such Employee fails to complete 1,000 or more Hours of Service during such twelve (12) consecutive months, subsequent years of Eligibility Service shall be Plan Years beginning with the Plan Year which includes the anniversary of the Employee’s employment commencement date. Solely for vesting purposes, an Employee shall accrue a year of Vesting Service for each twelve (12) consecutive months beginning with the employment commencement date (or his reemployment commencement date if he is reemployed after a one-year Break in Service) during which the Employee completes at least 1,000 Hours of Service. An Employee’s or Participant’s Service shall commence (or recommence) on the date such Employee or Participant first performs an Hour of Service.

Solely for purposes of determining whether a Break in Service has occurred for purposes of determining Eligibility Service and Vesting, an individual who is absent from work for maternity or paternity reasons shall receive credit for the Hours of Service which would otherwise have been credited to such individual but for such absence or, in any case in which such hours cannot be determined, eight (8) Hours of Service per day of such absence except that the total number of hours treated as Hours of Service shall not exceed 501 hours. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (a) by reason of the pregnancy of the individual, (b) by reason of a birth of a child of the individual, (c) by reason of the placement of a child with the individual in connection with the adoption of the child by such individual or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement. The Hours of Service credited under this paragraph shall be credited (a) in the computation period in which the absence begins if the crediting is necessary to prevent a Break in Service in that period or (b) in all other cases, in the following computation period.

(b) Benefit Service: For purposes of determining Benefit Service, an Employee shall be credited with Service for all years, months and days of active employment as an Employee or a Participant, plus periods included under Sections 2.2, 2.3, 2.4 or 2.5. Benefit Service shall also include a Participant’s years of Service with Cabot Corporation prior to January 1, 1991. If the

Participant completes less than a full year of Service during the Plan Year, he will be given credit for one-twelfth ( 1/12) of a year of Benefit Service for each month completed during the Plan Year.

An Employee’s or Participant’s Service shall commence (or recommence) on the date such Employee or Participant first performs an Hour of Service. A period of Service of an Employee or Participant shall terminate upon the first to occur of (i) his retirement or death, (ii) his quitting or discharge other than during or upon expiration of an Authorized Absence, (iii) his quitting or discharge during such an Authorized Absence, (iv) his deemed date of termination of employment pursuant to his failure to return to active employment upon the expiration of an Authorized Absence or (v) one (1) year from the date the Employee is absent from active employment for any reason other than Retirement, quit, discharge, Authorized Absence or death. For purposes of clause (iv) immediately above, a Participant’s deemed date of termination of employment shall be the earlier of (a) the expiration date of such Authorized Absence and (b) one (1) year from the date such Authorized Absence commenced. In the event a Participant’s employment is terminated because of Disability, such Participant’s Service shall continue for the entire period from the date of such Disability to the earlier of (i) the Participant’s date of recovery or death or (ii) the Participant’s Normal Retirement Date. Unless a period of Service can be disregarded under the Break in Service provisions of Sections 2.3, 2.4 or 2.5 hereof, all periods of Service shall be aggregated so that a one-year period of Service shall be completed as of the date an Employee or Participant completes three hundred sixty-five (365) days of Service.

Solely for purposes of determining whether a Break in Service, as defined in Section 2.3, for purposes of determining Benefit Service has occurred, the Service of an individual who is absent from Service beyond the first anniversary of the first date of absence for maternity or paternity reasons shall not terminate until the expiration of two (2) years after the first date such absence commenced. For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (a) by reason of the pregnancy of the individual, (b) by reason of the birth of a child of the individual, (c) by reason of the placement of a child with the individual in connection with the adoption of such child by such individual or (d) for purposes of caring for such child for a period beginning immediately following such birth or placement.

2.2 Authorized Absences: Service shall include and shall not be interrupted by Authorized Absences. The Employee or Participant shall be credited with Service during a period of Authorized Absence, as described below. Authorized Absences shall include the following periods of absence:

(a) Absence due to accident or sickness so long as the Employee or Participant is continued on the employment rolls of the Employer or Affiliate and remains eligible to return to work upon his recovery;

(b) Absence due to membership in the Armed Forces of the United States (but if such absence is not pursuant to orders issued by the Armed Forces of the United States, only if with the consent of the Employer) but only if, and then only to the extent that, applicable federal law requires such military service to be counted as Service hereunder and only if the Employee or Participant has complied with all prerequisites of such federal law; and

(c) Absence due to an authorized leave of absence granted by an Employer or Affiliate pursuant to established practices applied in a consistent and non-discriminatory manner, in order that all employees under similar circumstances are treated alike, provided that each such Employee or Participant shall, prior to the expiration of such leave, apply for reinstatement in the employment of the Employer or Affiliate.

2.3 Break in Service: An Employee shall incur a one-year Break in Service in any Plan Year during which he does not complete more than 500 Hours of Service. In the event an Employee or Participant recommences Service with an Employer or an Affiliate prior to incurring a Break in Service, the period of his interim absence shall constitute Service for purposes of the Plan.

2.4 Participation and Service upon Reemployment Before a Break in Service: Upon the reemployment before a Break in Service of any person who had previously been employed by an Employer or Affiliate, the following rules shall apply. If the reemployed person was not a Participant during his prior period of Service, he must meet the requirements of Section 3.1 for participation in the Plan as if he were a new Employee; provided, however, for the purpose of determining whether an Employee meets the requirements of Section 3.1, Hours of Service during his prior period of employment and the period of his interim absence shall be recognized. If the reemployed person was a Participant in the Plan during his prior period of Service, he shall be entitled to recommence participation as of the date of his reemployment, all years of Vesting Service and Benefit Service attributable to his prior period of Service shall be reinstated as of the date of his reemployment and the period of his interim absence shall constitute Vesting Service but not Benefit Service.

2.5 Participation and Service upon Reemployment After a Break in Service: Upon the reemployment after a Break in Service of any person who had previously been employed by an Employer or Affiliate, the following rules shall apply in determining his eligibility for participation and his Service:

(a) Eligibility Service: If an Employee was not a Participant during his pre-break Service, he must meet the requirements of Section 3.1 for participation in the Plan as if he were a new Employee and Hours of Service during his prior period of employment shall be considered in determining whether he meets these requirements. If the reemployed person was a Participant during his prior period of employment, he shall be entitled to recommence participation as of the date of his reemployment, provided he completes one year of Service after the date of his reemployment.

(b) Vesting and Benefit Service: If the reemployed person was not a Participant during his prior period of employment or was a Participant whose prior Service terminated without entitlement to a Pension, any Vesting Service and Benefit Service attributable to his prior period of employment shall be reinstated as of the date of his recommencement of participation only if the number of consecutive one-year Breaks in Service is less than the greater of five (5) or the aggregate number of his years of pre-break Service. If the re-employed person was a Participant whose pre-break Service terminated with entitlement to a Pension, all years of Vesting Service and Benefit Service attributable to his prior period of employment shall be reinstated upon his recommencing participation in the Plan.

2.6 Transfer of Employment: In the event that a Participant is transferred from an employment classification with an Employer that is covered by this Plan to (i) an employment classification with the same Employer or with another Employer that is not covered by this Plan or (ii) employment with an Affiliate, such Participant shall retain all the benefits accrued to him under this Plan prior to the date of transfer and shall retain such benefits until his subsequent retirement or other termination of employment with an Employer or any Affiliate. Such Participant shall also continue to accrue Vesting Service for all periods of employment with an Employer not covered by this Plan or with an Affiliate.

In the event that an individual is transferred from (i) an employment classification with an Employer that is not covered by this Plan to an employment classification with the same Employer or another Employer that is covered by this Plan or (ii) employment with an Affiliate to an employment classification with an Employer that is covered by this Plan, such individual shall retain his credited service and all benefits accrued to him under the retirement plan, if any, covering his employment prior to that date of the transfer; provided, however, that for purposes of this Plan such employment prior to the date of transfer shall not constitute Benefit Service (except as provided in Section 2.1(b) hereof) and shall be considered only for purposes of determining his eligibility to participate in, and his vested interest under, this Plan. After the date of such transfer such individual shall accrue the benefits specified under this Plan provided he is otherwise eligible therefor.

It is intended by this Section 2.6 to credit an individual or Participant with Service for eligibility purposes, if applicable, and with Vesting Service for vesting purposes during all periods of employment while in a Transferred Participant status and all such Service and such Vesting Service shall be determined as though such employment while in a Transferred Participant status were employment by an Employer covered by this Plan.

All benefits accrued under this Plan and under any other retirement plan covering Employees of an Employer or of an Affiliate that are payable to a Participant shall be paid from the funding medium of the plan under which the Participant was last an active member if permitted under such plan; provided, however, that the funding medium for such plan shall be reimbursed by the funding medium of the other plan or plans for such benefits paid which were not accrued under the plan making the payments. Such amounts to be reimbursed shall be agreed upon by the plan administrator for each such plan, and each such plan administrator shall authorize the appropriate trustee to pay or receive the agreed upon amount.

Notwithstanding any other provision in this Plan to the contrary, there shall be no duplication of Pensions payable under this Plan and pensions or other retirement benefits payable under any other defined benefit pension plan of an Employer or Affiliate, and any pension or retirement benefit payable to any Participant under any other defined benefit pension plan of an Employer or Affiliate based on a period of Service for which Benefit Service is given under this Plan shall be deducted from the total Pension otherwise payable to such Participant under this Plan. A transfer of employment of a Participant (excluding a Transferred Participant) from one Employer to another Employer in an employment classification covered by this Plan shall not affect a Participant’s Eligibility Service, Vesting Service or Benefit Service. Unless specifically provided in this Plan to the contrary, Service shall not be credited for employment with an affiliated service group, controlled group or group of trades or businesses prior to its becoming or after its ceasing to be a member of the Company’s affiliated service group, controlled group or group of trades or businesses or for any period during which the Employer or Affiliate does not maintain this Plan.

2.7 Special Eligibility and Vesting for Certain Employees: Effective on the dates provided below, the employees acquired as a result of the acquisition of certain assets of or merger with the following companies (the “Acquired Companies”) shall automatically become Participants of this Plan subject to the eligibility requirements under Article III. Any period of employment immediately prior to the effective date of the acquisition with an Acquired Company or an affiliate of an Acquired Company shall be considered for purposes of determining a Participant’s Eligibility Service and Vesting Service under this Plan to the extent such employment otherwise qualifies under the relevant provisions of the Plan, but in no event shall any such period of employment constitute Benefit Service under this Plan:

Acquired Company	Effective Date
Doran & Associates, Inc.	March 1, 1989
Emax Oil Company	October 1, 1993
Washington Energy Resources Company	May 3, 1994
Oryx Energy Company	December 30, 1998
Cody Energy LLC	August 17, 2001

2.8 Automatic Grant of Service: All employees who become employed by the Company as a result of an acquisition of or merger with an employer not affiliated with the Company (“Acquired Company”) shall be credited with service with the Acquired Company immediately prior to the acquisition for purposes of eligibility and vesting hereunder.

2.9 Qualified Military Service: Notwithstanding any provisions of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Section 414(u) of the Code.

ARTICLE III

PARTICIPATION IN THE PLAN

3.1 Employees Eligible to Participate: Each Prior Plan Participant shall become a Participant in the Plan as of the Effective Date. Each other Employee shall participate in the Plan commencing on the first day of the month coincident with or next following his completion of one year of Eligibility Service.

Notwithstanding anything to the contrary in this Plan, the following Employees shall not be eligible to participate in the Plan: (i) Leased Employees, (ii) employees covered by a collective bargaining agreement between employee representatives and the Employer, if there is evidence that retirement benefits were the subject of good faith bargaining between such employee representatives and the Employer and such collective bargaining agreement does not expressly provide for coverage of such employees hereunder, (iii) persons who are non-resident aliens and who receive no earned income (within the meaning of Code Section 911) from the Employer which constitutes income from sources within the United States (within the meaning of Code Section 861), and (iv) persons who are utility employees (as herein defined). For purposes of this Plan, a utility employee is an employee who is hired in a utility position. A utility position is (i) a position which is expected by the respective Employer or Affiliate to be of limited duration or (ii) for a particular project upon the conclusion of which the employee is expected by the respective Employer or Affiliate to be terminated.

3.2 Employees Absent on Date of Eligibility: Any Employee who is on an Authorized Absence on his eligibility date shall automatically become a Participant as of such eligibility date.

ARTICLE IV

RETIREMENT ELIGIBILITY

4.1 Normal Retirement: A Participant who retires on his Normal Retirement Date shall be entitled to receive the Normal Retirement Pension provided for in Section 5.1 commencing on his Annuity Starting Date.

4.2 Late Retirement: A Participant who remains in the active Service of the Employer beyond his Normal Retirement Date and who retires on his Late Retirement Date shall be entitled to receive the Late Retirement Pension provided for in Section 5.2 commencing on his Annuity Starting Date.

4.3 Early Retirement: A Participant’s Early Retirement Date is the first day of the month following his termination of Service after the Participant has completed at least ten (10) years of Vesting Service and has attained age fifty-five (55) but not age sixty-five (65). A Participant who retires on an Early Retirement Date shall be entitled to receive the Early Retirement Pension provided for in Section 5.3 commencing on his Annuity Starting Date.

4.4 Disability Retirement: A Participant who shall terminate his Service because of Disability after completion of five (5) years of Vesting Service but prior to his Normal Retirement Date, and who shall be eligible for and receive disability benefits under the Federal Social Security Act (after the waiting period required in such Act) continuously until he attains age sixty-five (65), shall be entitled to receive the Disability Retirement Pension provided for in Section 5.4; provided, however, that any Employee who is entitled to an Early Retirement Pension and who has elected to receive payment of such Early Retirement Pension prior to his Normal Retirement Date under Section 5.3 hereof shall not be eligible for a Disability Retirement Pension.

The Disability of any Participant shall be determined by the Committee in accordance with uniform principles consistently applied upon the basis of such medical or other evidence as the Committee deems necessary or desirable. Disability shall be considered to have ended if, prior to his Normal Retirement Date, the Participant (i) engages in any substantial gainful employment, except for such employment as is found by the Committee to be for the primary purpose of rehabilitation or not incompatible with a finding of total and permanent disability, (ii) has sufficiently recovered, based on a medical examination by a physician of the Committee’s selection, to be able to engage in regular full-time employment with any employer, or (iii) refuses to undergo any medical examination requested by the Committee, provided that a medical examination shall not be required more frequently than twice in any calendar year.

If the Disability of a Participant is considered to have ended as described above prior to his attaining age sixty-five (65) and he is not reemployed by the Employer, his Accrued Pension (as defined in Section 5.1) payable at age sixty-five (65) will be recalculated to reflect Service only to the date of recovery.

If the Disability of a Participant is considered to have ended as described above prior to his attaining age sixty-five (65) and he is reemployed by the Employer, he will immediately become a Participant and will be granted Benefit Service for the period of Disability.

4.5 Deferred Vested Retirement: A Participant who has completed five (5) years of Vesting Service, whose Service is terminated for any reason other than Disability, Normal, Late or Early Retirement, or death, shall be entitled to receive a Deferred Vested Retirement Pension as provided for in Section 5.5.

Each Participant whose Service is terminated other than by Disability, Normal, Late or Early Retirement or death prior to the time he has met the requirements for a Deferred Vested Retirement Pension set forth above in this Section 4.5 shall not be entitled to any benefit under this Plan whatsoever. A Participant who terminates Service without entitlement to a benefit shall be deemed to have received the full amount of his benefit pursuant to Section 1.411(a)-7(d) of the Treasury regulations.

If a terminated Participant is subsequently reemployed by the Employer, any Accrued Pension amounts received as of and during his termination shall become a permanent reduction to any Accrued Pension payable under the Plan upon any subsequent termination, Retirement, Disability or death.

4.6 Partial Vesting: Any Employee or Participant who, as of December 31, 1990, was partially vested under the Cabot Corporation Cash Balance Plan will be vested in his benefits under this Plan to the same extent he would have been vested under the Cabot Corporation Cash Balance Plan, except that any Employee or Participant who completes a total of five (5) years of Vesting Service shall be one hundred percent (100%) vested in his benefits under this Plan.

4.7 Special Benefit Eligibility for Certain Employees: Certain Employees of the Company who attain age 52 on or before March 31, 1995 and who, on or before October 1, 1994, had two or more years of Vesting Service, as determined under Section 2.1 of the Plan, will be eligible to participate in the Cabot Oil & Gas Corporation “3 + 3” Program (the “Program”). An eligible Employee who (i) receives a letter on or before February 28, 1995 informing the Employee of his eligibility for the Program, (ii) who makes an election to participate in the Program within 30 days after receiving such letter and (iii) who does not revoke the election during such 30 day period will terminate Service effective April 1, 1995 unless requested by the Company to continue employment for an additional period of time. Upon finalizing such irrevocable election, each Program participant shall be entitled, as of March 31, 1995, to have three years added to his age for purposes of determining the amount of any applicable reduction for commencement of payments and eligibility for early retirement, three additional years credited to his Benefit Service and Vesting Service as of such date and, solely for purposes of calculating the participant’s Normal Retirement Pension under Section 5.1 of this Plan, the Program participant’s Compensation as of December 31, 1994 applied as the Program participant’s Compensation for such additional years of Service.

ARTICLE V

AMOUNT, DURATION, COMMENCEMENT DATE,

FREQUENCY AND LIMITATIONS OF RETIREMENT BENEFITS

5.1 Normal Retirement Pension: A Participant who terminates his Service on or after the Effective Date and after qualifying for a Normal Retirement Pension under Section 4.1 shall be entitled to receive from the Trust Fund a Normal Retirement Pension for his lifetime, which shall be in an amount equal to the applicable of the following:

(a) Each Participant who is a Nongrandfathered Employee shall receive a monthly amount equal to the sum of the following:

(1) 1.1% of the Participant’s Final Average Monthly Compensation multiplied by the number of full and fractional years of Benefit Service earned; plus

(2) 0.4% of the Participant’s Final Average Monthly Compensation in excess of  1/12 of the Participant’s Social Security Covered Compensation (as hereinafter defined) multiplied by the number of full and fractional years of Benefit Service earned (up to 35 years); minus

(3) The monthly benefit payable at age 65 under the Cabot Corporation Cash Balance Plan as determined in Section 5.6(b)(2)(ii), and the accrued benefit earned under the Cabot Corporation Retirement Income Plan as of September 30, 1988 as guaranteed by the Prudential Insurance Company (as detailed in Exhibit II, a copy of which is attached hereto and is hereby incorporated into this Plan).

(b) Each Participant who is a Grandfathered Employee shall receive a monthly amount equal to the sum of the following:

(1) 1.28% of Final Average Monthly Compensation multiplied by the full and fractional number of years of Benefit Service, plus

(2) 0.4% of Final Average Monthly Compensation in excess of  1/12 of the Participant’s Social Security Covered Compensation (as hereinafter defined) multiplied by the number of full and fractional years of Benefit Service earned (up to 35 years), minus

(3) The monthly benefit payable at age 65 under the Cabot Corporation Cash Balance Plan as determined in Section 5.6(b)(2)(ii), and the accrued benefit earned under the Cabot Corporation Retirement Income Plan as of September 30, 1988 as guaranteed by the Prudential Insurance Company (as detailed in Exhibit II).

A Participant’s “Social Security Covered Compensation” for a calendar year is the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) his Social Security Retirement Age, as defined in Code Section 415(b)(8). In determining a Participant’s Social Security Covered Compensation for a calendar year, the taxable wage base for the current calendar year and any subsequent calendar year shall be assumed to be the same taxable wage base as in effect as of the beginning of the calendar year for which the determination is being made. A Participant’s Social Security Covered Compensation for a calendar year after the 35-year period described in this Section 5.1 is the Participant’s Social Security Covered Compensation for the calendar year during which the Participant attained his Social Security Retirement Age. A Participant’s Social Security Covered Compensation for a calendar year before the 35-year period described in this Section 5.1 is the taxable wage base in effect as of the beginning of the calendar year. A Participant’s Social Security Covered Compensation shall be automatically adjusted for each calendar year.

Unless otherwise provided under the Plan, each Section 401(a)(17) Employee’s accrued benefit under this Plan will be the greater of the accrued benefit determined for the employee under (a) or (b) below:

(a) the Employee’s accrued benefit determined with respect to the benefit formula applicable for the Plan Year beginning on or after January 1, 1994, as applied to the Employee’s total years of Service taken into account under the Plan for the purposes of benefit accruals; or

(b) the sum of:

(i) the Employee’s accrued benefit as of the last day of the last Plan Year beginning before January 1, 1994 frozen in accordance with Section 1.401(a)(4)-13 of the regulations; and

(ii) the Employee’s accrued benefit determined under the benefit formula applicable for the Plan Year beginning on or after January 1, 1994, as applied to the Employee’s years of Service credited to the employee for Plan Years beginning on or after January 1, 1994 for purposes of benefit accruals.

A Section 401(a)(17) Employee means an employee whose current accrued benefit as of a date on or after the first day of the first Plan Year beginning on or after January 1, 1994 is based on Compensation for a year beginning prior to the first day of the first Plan Year beginning on or after January 1, 1994 that exceeded $150,000.

Unless the Participant elects otherwise in writing, the distribution of his Pension shall begin no later than the 60th day after the latest of the close of the Plan Year in which (i) the Participant attains age 65, (ii) occurs the 10th anniversary of the Plan Year in which the Participant commences participation in the Plan, or (iii) the Participant terminates Service.

5.2 Late Retirement Pension: A Participant who meets the requirements for a Late Retirement Pension and retires on a Late Retirement Date shall receive for his lifetime a monthly amount commencing on his Annuity Starting Date equal to his accrued Normal Retirement Pension at his Late Retirement Date. Notwithstanding any other provisions of this Plan to the contrary, if a Participant attains age 70 1/2 prior to his Late Retirement Date, his Late Retirement Pension shall commence no later than April 1 of the calendar year following the calendar year during which such Participant attains age 70 1/2, whether or not such Participant has retired or otherwise terminated Service.

5.3 Early Retirement Pension: Any Participant who retires after satisfying the requirements for Early Retirement set forth in Section 4.3 shall be entitled to receive an Early Retirement Pension commencing at his Normal Retirement Date in a monthly amount equal to his accrued Normal Retirement Pension at his Early Retirement Date. The amount of his accrued Normal Retirement Pension shall be equal to the product of (a) the Normal Retirement Pension he would have received at Normal Retirement Age (determined pursuant to Section 5.1(a)(1) and (a)(2) or Section 5.1(b)(1) and (b)(2), whichever is applicable) using his Final Monthly Average Compensation and Covered Compensation as of his Early Retirement Date and the Benefit Service projected to his Normal Retirement Date, multiplied by (b) a fraction the numerator of which is his Benefit Service as of his Early Retirement Date and the denominator of which is his projected Benefit Service at his Normal Retirement Date. Such amount shall then be reduced by the offsets described in Section 5.1(a)(3) or 5.1(b)(3), whichever is applicable. If the Participant entitled to an Early Retirement Pension requests, such Participant shall receive a Pension, commencing on the first day of any month following his Retirement on or after his Early Retirement Date and preceding his Normal Retirement Date, in a monthly amount computed under the above provisions of this Section 5.3 but reduced by one-quarter of one percent (0.25%) per month for each month by which the starting date of such Pension precedes the Participant’s attainment of age sixty-two (62). The Early Retirement Pension is payable monthly for the Participant’s life, except as may be provided in Section 5.6.

5.4 Disability Retirement Pension: Any Participant who retires because of Disability and who satisfies the requirements for Disability Retirement set forth in Section 4.4 shall be entitled to receive a Disability Retirement Pension, in lieu of any other Pension payable under this Article V, commencing at his Normal Retirement Date, in an amount equal to the benefit the Participant would have earned had he remained in Service calculated with Benefit Service projected to his Normal Retirement Date but based on the Participant’s Compensation in effect on the date of Disability. If a Participant subsequently satisfies the requirements of Section 4.3 based on Service accrued during the period of his Disability, he may request early commencement of his Disability Retirement Pension as provided in Section 5.3. Such Disability Retirement Pension shall be payable monthly for the Participant’s life, except as may be provided in Section 5.6.

5.5 Deferred Vested Retirement Pension: Any Participant who terminates Service after meeting the requirements for Deferred Vested Retirement set forth in Section 4.5 shall be entitled to receive a Deferred Vested Retirement Pension commencing on his Normal Retirement Date and payable monthly for the Participant’s life, except as may be provided in Section 5.6.

Such Deferred Vested Retirement Pension shall commence on the Participant’s Normal Retirement Date unless such Participant duly elects to receive a reduced Deferred Vested Retirement Pension commencing on the first day of any month following the month in which he attains age 55. Such Deferred Vested Retirement Pension will be determined in the same manner as under Section 5.3 based on such Participant’s date of termination, except the benefit will be reduced by one-half of one percent (0.50%) per month for each month by which such commencement date precedes age 65. If the single sum present value of the Participant’s Deferred Vested Retirement Pension determined as of the Participant’s date of termination is not more than $1,000, the Committee shall pay such single sum present value to the Participant in a lump sum in lieu of any other benefit payable hereunder, unless the Participant elects to have such amount paid directly to an eligible retirement plan in the form of a direct rollover.

Effective October 1, 2004, any Participant who is eligible to receive a Deferred Vested Retirement Pension which has a single sum present value that does not exceed $50,000 as of October 1, 2004, shall be permitted to elect to receive his Deferred Vested Retirement Pension in the form of an immediate lump sum distribution in complete satisfaction of the Plan’s obligations under Article V of the Plan. Such election must occur within 60 days of receipt by the Participant of the applicable election notice.

5.6 Automatic Option and Optional Pensions:

(a) Automatic Option: A Participant who (i) retires on a Normal, Early or Late Retirement Date or who terminates Service after meeting the requirements for a Deferred Vested Pension or who terminates Service because of Disability and (ii) is legally married as of his Annuity Starting Date, shall receive, in lieu of the Pension to which he is otherwise entitled, the Automatic Option which is the Actuarial Equivalent of his Pension otherwise payable, unless he shall have theretofore elected in writing, with the written consent of his Spouse, if any, not to receive such Automatic Option after having received a written explanation of the terms and conditions of the Automatic Option and the effect of an election not to receive such Automatic Option but to instead receive his Pension as otherwise payable hereunder. As used in this paragraph (a), “Automatic Option” means for a Participant who is married on his Annuity Starting Date an annuity for the life of a Participant and a 50% survivor annuity for the life of his Spouse which, together, equal the Actuarial Equivalent of the Participant’s Normal Retirement Pension, Early Retirement Pension, Late Retirement Pension, Disability Retirement Pension or Deferred Vested Retirement Pension, whichever is applicable. If a Participant does not have a Spouse on his Annuity Starting Date, he shall receive the normal form of Pension computed and payable as provided under this Article V unless he has duly elected an optional Pension, as provided in paragraph (b) below. For the purposes of this Section 5.6, the identity of a Participant’s Spouse shall be determined on the Participant’s Annuity Starting Date.

The Participant may request information regarding the Automatic Option within nine (9) months prior to the date when he would first become eligible to commence receiving a Pension hereunder. A written reply will be made within thirty (30) days of his request. During an election period beginning ninety (90) days prior to the commencement of benefits and ending on the date on which the benefits commence, the Participant may elect in writing to the Committee not to receive payment of his vested Pension in the Automatic Option, in which case the normal form of payment described in this Article V shall be applicable unless an optional form becomes operative under paragraph (b) below. During the election period the Participant may revoke and choose elections in writing to the Committee. A married Participant who elects not to receive the Automatic Option must obtain the consent of his Spouse for an optional pension other than as described in Section 5.6(b)(ii), which shall not be effective unless: (a) the Participant’s Spouse consents in writing to the election; (b) the election designates a specific alternate beneficiary (including any class of beneficiaries or any contingent beneficiaries) which may not be changed without any further spousal consent, except as hereinafter provided; (c) the Spouse’s consent acknowledges the effect of the election; and (d) the Spouse’s consent is witnessed by a Plan representative or notary public. If it is established to the satisfaction of a Plan representative that such written consent may not be obtained because there is no Spouse or the Spouse cannot be located, a waiver will be deemed a qualified election. Any consent by a Spouse under this Section (or establishment that the consent of the Spouse cannot be obtained) shall be effective only with respect to such Spouse. A consent that permits designations by the Participant without any requirement of further consent by the Spouse must acknowledge that the Spouse has the right to limit consent to a specific beneficiary, and a specific form of benefit where applicable, and that the Spouse voluntarily elects to relinquish either or both of such rights. A revocation of a prior waiver may be made by a Participant without the consent of the Spouse at any time prior to the commencement of benefits. The number of revocations shall not be limited. For purposes of this Section, the Spouse or surviving Spouse of the Participant shall be deemed the recipient under the Automatic Option, provided that a former Spouse will be treated as the Spouse or surviving Spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code.

(b) Optional Pension:

(1) Optional Pensions Under this Plan: Any Participant who is entitled to receive a Pension under this Article V may elect, in lieu of his normal form of Pension or the Automatic Option, any one of the following optional forms of Pension (the value of the expected aggregate payments under any of which shall be the Actuarial Equivalent of his normal form of Pension):

(i) Life and Period Certain. A pension payable for the Participant’s life and, if one hundred twenty (120) or sixty (60) (as designated by the Participant) monthly installments have not been paid prior to the Participant’s death, payment of such pension will be continued in the same amount to the beneficiary or beneficiaries designated by the Participant for the balance of the period selected by the Participant.

(ii) Joint and Survivor. A joint and survivor Pension for the Participant and his Spouse under which the member shall receive a Pension payable for his life, and payments in the amount equal to 75% or 100% (as elected by the Participant) of such Pension shall after the Participant’s death, be continued to his surviving Spouse during such surviving Spouse’s lifetime.

(iii) Lump Sum Option. On or after October 1, 2004, any Participant who becomes entitled to receive a Pension under this Article V which has a single sum present value that does not exceed $50,000 as of the date Participant terminates Service may, within 60 days after such termination, elect to receive an immediate lump sum distribution in complete satisfaction of the Plan’s obligations under Article V of the Plan.

(2) Optional Pensions Under the Cabot Corporation Cash Balance Plan: In addition, a Participant who has a benefit as detailed in Exhibit I, a copy of which is attached hereto and is hereby incorporated into this Plan, due to participation under the Cabot Corporation Cash Balance Plan may elect to have such benefit paid in a lump sum payment or in any optional form of payment described below; provided, however, that if the Participant has a Spouse on his Annuity Starting Date the Actuarial Equivalent of such benefit shall be paid in the form of a joint and 50% survivor annuity unless he elects to receive the benefit in a lump sum or an optional form described below in accordance with the election provisions in Section 5.6(a). A Participant who has an additional benefit as detailed in Exhibit IV, a copy of which is attached hereto and is hereby incorporated into this Plan, due to the grandfather provisions under the Cabot Corporation Cash Balance Plan shall have such additional amount added to the benefit as detailed in Exhibit I in a manner as described below.

(i) Lump Sum Option: The lump sum payment is determined as the sum of (a) and (b), subject to a minimum of (c) below:

(a) The product of the accrued benefit detailed in Exhibit I and the applicable annuity value based on the Participant’s age as of his benefit commencement date, the Applicable Interest Rate, and the Applicable Mortality Table.

(b) The product of the additional benefit detailed in Exhibit IV, reduced by one quarter of one percent (0.25%) per month for each month by which the Participant’s age as of his benefit commencement date precedes the Participant’s attainment of age sixty-two (62) and the annuity value based on the Participant’s age as of his benefit commencement date. For purposes of this subsection (b), the annuity value shall be determined using the Applicable Interest Rate and the Applicable Mortality Table.

(c) The sum of the December 31, 1990 Cash Balance Plan Balance detailed in Exhibit I and the December 31, 1990 Grandfather Balance detailed in Exhibit IV, increased with interest at 5% per annum from December 31, 1990 to the date of benefit commencement.

(ii) Single Life Annuity Option: A benefit which is a level monthly annuity for the lifetime of the Participant (with no survivor benefits) equal to the sum of (a) and (b), subject to (c) below:

(a) the Actuarial Equivalent of the accrued benefit detailed in Exhibit I. For purposes of this subsection (a), the Actuarial

Equivalent shall be determined using the Applicable Interest Rate and the Applicable Mortality Table.

(b) the additional benefit detailed in Exhibit IV, reduced by one quarter of one percent (0.25%) per month for each month by which the Participant’s age as of his benefit commencement date precedes the Participant’s attainment of age sixty-two (62).

(c) In the event that the minimum lump sum provisions of subparagraph (i)(c) of this Section apply, the level monthly annuity amount shall be equal to the result of the minimum lump sum value determined in subparagraph (i)(c) of this Section divided by the applicable annuity value based on the Participant’s age as of his benefit commencement date, the Applicable Interest Rate, and the Applicable Mortality Table.

The “applicable interest rate” is the interest rate which would be used as of the first day of the calendar year containing the distribution by the Pension Benefit Guaranty Corporation for determining the present value of a lump sum distribution on Plan termination.

(iii) Single Life Increasing Annuity Option: an increasing monthly annuity for the lifetime of the Participant equal to the lump sum amount, determined as in (i) above divided by the factor from the table of factors (Table A, a copy of which is attached hereto and is hereby incorporated into this Plan) that corresponds to the Participant’s attained age as of the first of the month coinciding with or immediately following the determination date.

Increases in the monthly annuity amount shall be effective each January 1 occurring after the determination date and shall be equal to:

(a) For the first such January 1,  1/12th of the percentage change in the Consumer Price Index for the Urban Wage Earners - All City Average for the 12-month period ending with September 30 of the calendar year preceding the calendar year containing such determination date, multiplied by the number of monthly payments made in the calendar year of the determination date.

(b) For each succeeding January 1, the percentage change in the Consumer Price Index for Urban Wage Earners - All City Average for the 12-month period ending with September 30 of the preceding calendar year.

(iv) Joint and Survivor Annuity Option: A reduced monthly benefit that is a joint and 50 percent, or joint and 75 percent, or joint and 100 percent (as determined by the Participant) survivor level annuity that is the Actuarial Equivalent of the Participant’s single life annuity amount. Such joint and survivor level annuity is a level monthly annuity under which (i) the Participant will receive a monthly annuity for life and (ii) following the Participant’s death, and Participant’s Beneficiary (if surviving the Participant) will receive a monthly annuity for life with the monthly annuity payment equal to either 50 percent, 75 percent, or 100 percent of the monthly annuity which would have been payable to the Participant had he lived. If the Participant’s Beneficiary dies after the Participant has commenced receiving benefits (but before the Participant’s death), the Participant shall continue to receive the amount payable to such Participant under the joint and survivor level annuity form for the remainder of the Participant’s lifetime, with the last payment to be made for the month in which his death occurs. Thereafter no further benefits shall be payable under the Plan in respect of the Participant.

For purposes of this paragraph, the Actuarial Equivalent benefit shall be determined by multiplying the single life annuity amount determined in (ii) above, by the following factor, depending upon which percentage is selected to be continued to the beneficiary:

Percentage Selected	Factor
50 percent	0.88
75 percent	0.83
100 percent	0.79

If the Beneficiary is other than the Participant’s Spouse and if, as of the Participant’s Benefit Commencement Date, the Beneficiary’s age on his or her last birthday is more than five years less than the Participant’s age on his or her last birthday, the amounts of the monthly annuity payable to the Participant and Beneficiary shall be computed based on the above factors and then reduced by 1 percent of the percentage selected for each year by which difference in ages exceeds five years. The individual who is the Participant’s Spouse on the date the Participant has commenced receiving benefits shall be treated as his spouse for purposes of this option so long as such Spouse shall live, whether or not the Spouse is subsequently divorced from the Participant or the marriage otherwise terminated thereafter, except as a qualified domestic relations order described in Section 414(p) of the Code shall otherwise provide.

(v) Fifteen Years Certain and Continuous Option: A reduced benefit which is a level monthly annuity for the life of the Participant and, in the event of his death before 180 monthly payments have been made to him (if the person designated in his option election form as his Beneficiary for purposes of this option is then living), with the remainder of said 180 monthly payments paid to his Beneficiary. In the event the Participant’s Beneficiary dies before a total of 180 payments have been made, any payments remaining shall be paid in a lump sum to a succeeding beneficiary, if living, or if also deceased, to the estate of the last of the retiree and beneficiaries to die. Such benefit shall be equal to the single life annuity amount, determined in (ii) above, multiplied by 0.83.

(vi) Single Life/Cash Refund Annuity Option: A benefit which is a reduced and level monthly annuity for the lifetime of the Participant, with the guarantee that an amount will be payable to the Participant’s Beneficiary in the form of a lump sum payment if the total of all payments made to the Participant by the time of his death does not equal or exceed the lump sum value as determined under (i) above. The monthly benefit under this option shall be the Participant’s single life annuity amount determined in (ii) above, multiplied by 0.90.

(vii) Joint and 50 Percent Survivor Increasing Annuity Option: An increasing monthly annuity under which (a) the Participant will receive a reduced monthly annuity which will increase as for the Single Life Increasing Annuity in (iii) above and (b) following the Participant’s death the Participant’s Spouse (if surviving the Participant) will receive a monthly annuity for life equal to 50% of the monthly annuity which would have been payable to the Participant had he lived.

The reduced monthly annuity payable to the Participant under this option shall be equal to the amount determined under (iii) above multiplied by a factor based on the Participant’s age as of his or her nearest birthday as of his Benefit Commencement Date as follows:

Participant’s Age as of Benefit Commencement Date	Factor
Younger than 45	0.96
Between 45 and 55	0.92
55 and older	0.88

(3) Optional Pensions Under the Cabot Corporation Retirement Income Plan: In addition, a Participant who has a monthly annuity guaranteed by the Prudential Insurance Company (as detailed in Exhibit II) due to participation under the Cabot Corporation Retirement Income Plan may elect to have such monthly annuity paid in any optional form of payment described below.

(i) Single Life Annuity Option: A benefit which is a level monthly annuity for the lifetime of the Participant (with no survivor benefits). For a Participant who retires after meeting the requirements for Early Retirement set forth in Section 4.3, the monthly benefit amount shall be equal to the Participant’s accrued benefit detailed in Exhibit II, reduced by one quarter of one percent (0.25%) per month for each month by which the Participant’s age as of his benefit commencement date precedes the Participant’s attainment of age sixty-two (62).

For a Participant who terminates Service prior to meeting the requirements for Early Retirement set forth in Section 4.3, the monthly benefit amount shall be equal to the Participant’s accrued benefit detailed in Exhibit II, reduced by one-half of one percent (0.50%) per month for each month by which the Participant’s age as of his benefit commencement date precedes the Participant’s attainment of age sixty-five (65).

(ii) Joint and Survivor Annuity Option - A reduced monthly benefit that is a joint and 50%, or joint and 75%, or joint and 100% (as determined by the Participant) survivor level annuity that is the Actuarial Equivalent of the Participant’s accrued benefit detailed in Exhibit II. Such joint and survivor level annuity is a level monthly annuity under which (i) the Participant will receive a monthly annuity for life and (ii) following the Participant’s death the Participant’s Beneficiary (if surviving the Participant) will receive a monthly for life with the monthly annuity payment equal to either 50%, 75% or 100% of the monthly annuity which would have been payable to the Participant had he lived. If the Participant’s Beneficiary dies after the Participant has commenced receiving benefit (but before the Participant), the Participant shall continue to receive the amount payable to such Participant under the joint and survivor level annuity form for the remainder of the Participant’s lifetime, with the last payment to be made for the month in which his death occurs. Thereafter no further benefits shall be payable under the Plan in respect of the Participant. The individual who is the Participant’s Spouse on the date the Participant has commenced receiving benefits shall be treated as his spouse for purposes of this option so long as such Spouse shall live, whether or not the Spouse is subsequently divorced from the Participant or the marriage otherwise terminated thereafter, except as a qualified domestic relations order described in Section 414(p) of the Code shall otherwise provide.

For purposes of this paragraph, the Actuarial Equivalent benefit shall be determined by multiplying the single life annuity amount, determined under (i) above, by the following factor,

depending upon which percentage is selected to be continued to the Beneficiary, and whether the Beneficiary is the Participant’s Spouse:

Percentage Selected	Factor Beneficiary is Participant’s Spouse	Beneficiary is other than Participant’s Spouse
50%	1.00	0.88
75%	0.94	0.83
100%	0.89	0.79

(iii) Fifteen Years Certain and Continuous Option: A reduced benefit which is a level monthly annuity for the life of the Participant, and, in the event of his death before 180 monthly payments have been made to him (if the person designated in his option election form as his Beneficiary for purposes of this option is then living) the remainder of said 180 monthly payments paid to his Beneficiary. In the event the Participant’s Beneficiary dies before a total of 180 payments have been made, any payments remaining shall be paid in a lump sum to a succeeding Beneficiary, if living, or if also deceased, to the estate of the last Beneficiary to die. Such benefit shall be equal to the single life annuity amount determined in (i) above, multiplied by 0.98.

(iv) Lump Sum Option: A Participant who is entitled to cash settlement credits as detailed in Exhibit III, a copy of which is attached hereto and is hereby incorporated into this Plan, may elect to have such amount paid as a lump sum, provided that the lump sum value of his benefit as detailed in Exhibit II shall be reduced by the amount of such cash settlement credits.”

(4) Election of Optional Pension: The election of an optional pension shall be governed by the following provisions:

(i) Election of Option: Application for an optional form of Pension must be made on the prescribed form on or before his termination of Service.

(ii) Cancellation or Change of Option: By making application to the Committee on the prescribed form, a Participant who has not terminated Service may cancel or change his election of an optional form of Pension at any time before commencement of benefits. An option may not be cancelled or changed after payments commence thereunder.

(iii) Beneficiary Designation: Each Participant who has elected the life and period certain optional form shall have the right at any time to designate and to rescind or change any designation of a primary and contingent beneficiary or beneficiaries to receive the remaining installments of pension payments in the event of his death prior to the expiration of the 60- or 120-month period (as applicable). Any such designation, change or rescission of designation, shall be made in writing by filling out and furnishing to the Committee the appropriate form prescribed by the Committee. The contingent beneficiary or beneficiaries shall be entitled to receive any unpaid death benefit only if no primary beneficiary is alive or legally entitled to receive such benefit on the date of payment of the benefit or any installment thereof. The estate, assignee or appointee of either a primary or contingent beneficiary shall have no interest in or right to receive any death benefit payment not actually made before such beneficiary’s death. The last such designation received by the Committee shall be controlling over any testamentary or other disposition; provided, however, that no designation, rescission or change under this Plan shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If there is no designated beneficiary alive at the time of any payment of a death benefit, then the Actuarial Equivalent of the death benefit, or balance thereof, shall be paid to the estate of the deceased Participant. An Employer shall not be named as a beneficiary. If the Committee shall be in doubt as to the right of any beneficiary designated by a deceased Participant to receive any unpaid death benefit, the Committee may direct the Trustee to pay the amount in question to the estate of such Participant, in which event the Trustee, the

Employer, the Committee and any other person in any manner connected with the Plan shall have no further liability with respect to the amount so paid.

(iv) Special Limitation: Notwithstanding any provisions of this Section 5.6(b)(3) to the contrary, the amount to be distributed each year to a Participant under an optional form of benefit described in this Section must be at least an amount equal to the quotient obtained by dividing the Participant’s entire interest by the life expectancy of the Participant or joint and last survivor expectancy of the Participant and designated beneficiary. Life expectancy and joint and life survivor expectancy shall be computed by the use of the return multiples contained in Treasury Regulation § 1.72-9. For purposes of this computation, a Participant’s life expectancy may be recalculated no more frequently than annually, however, the life expectancy of a non-Spouse beneficiary may not be recalculated. If the Participant’s Spouse is not the designated beneficiary, the method of distribution selected must assure that greater than fifty percent (50%) of the present value of the amount available for distribution is paid within the life expectancy of the Participant.

(v) Proof of Age: Proof of age and such other information as may be required in determining the amount of an optional form of Pension must be furnished to the Committee upon its request.

(vi) An election of the Automatic Option or one of the respective optional forms of benefit described in Paragraph (1), above, shall require the Participant to select from among the following optional forms of benefit with respect to the benefits detailed under Exhibits I and II due to participation under the Cabot Corporation Cash Balance Plan and the Cabot Corporation Retirement Income Plan, respectively:

COGC Plan Form	Cash Balance Form	Retirement Income Plan Form
(1) Life Annuity	(1)Life Annuity, Increasing Single Life Annuity, Single Life/Cash Refund Annuity or Lump Sum	(1)Life Annuity

(2)50% Joint and Survivor Annuity	(2)Joint and 50% Survivor Increasing Annuity, 50% Joint and Survivor Annuity, or Lump Sum	(2) 50% Joint and Survivor Annuity

(3) 75% or 100% Joint and Survivor Annuity	(3) Corresponding Percentage Joint and Survivor Annuity, or Lump Sum	(3)Corresponding Percentage Joint and Survivor Annuity

(4) Life and Period Certain Annuity	(4) 15-Year Certain and Continuous Annuity, or Lump Sum	(4)15-Year Certain Annuity

(5) Lump Sum, if eligible

An election of one form of payment in a particular plan form listed above shall not restrict a Participant’s election of a different form of payment for another plan form, if the Participant is so eligible to elect.

All optional forms of benefits which are “Section 411(d)(6) protected benefits,” as described in Treasury Regulation § 1.411(d)-4, shall continue to be optional forms of benefits for Participants to whom the optional forms apply notwithstanding any subsequent amendment of the Plan purporting to revise or delete such optional form of benefit and notwithstanding any contrary provision of paragraph (b) of this Section 5.6.

(c) At any time the Committee may cause the Plan to purchase and distribute to a Participant a commercial annuity that will thereafter provide the Participant’s Pension otherwise payable from the Plan.

5.7 Duration of Pensions: Except for the Spouse’s Pension set forth in Section 6.1 and except as may be provided under the Automatic Option or under the optional forms of Pension both as described in Section 5.6, all Pensions payable under Article V shall be paid monthly commencing on the applicable of (i) the Participant’s Normal Retirement Date, (ii) the commencement date of his Early, Deferred Vested or Disability Retirement benefits or (iii) his Late Retirement Date, and shall be payable for the life of the retired Participant. The Automatic Option shall be paid monthly and shall be payable for the joint lives of the Participant and his Spouse. The Spouse’s Pension shall be paid monthly and shall be payable for the life of the Spouse. Any other optional Pension shall continue for the period specified under the option elected.

5.8 Payment of Small Benefits: The payment of a benefit under the Plan whose present value does not exceed $1,000 shall be made in a lump-sum cash payment, unless the Participant elects to have such amount paid directly to an eligible retirement plan in the form of a direct rollover. The amount thereof shall be the Actuarial Equivalent of the Accrued Pension otherwise payable. No distribution shall be made under this Section 5.8 without the Participant’s (and the Participant’s Spouse, if any) consent if the value thereof is greater than $5,000. No distribution may be made after the Annuity Starting Date unless the Participant and the Participant’s Spouse (or, where the Participant has died, the surviving Spouse) consent in writing to such distribution. Notwithstanding the above, in the event of a distribution referenced above which is greater than $1,000 but less than $5,000, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover, or to receive the distribution directly in a lump-sum cash payment in accordance with the provisions stated elsewhere herein, then the Committee will pay the distribution in a direct rollover to an individual retirement plan or account designated by the Committee in its sole discretion.

5.9 Waiver of Waiting Period: Notwithstanding anything in the foregoing to the contrary, if a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that (a) the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (b) the Participant, after receiving the notice, affirmatively elects a distribution. If a distribution is one to which Sections 401(a)(11) and 417 of the Code does apply, the Participant may elect (with any applicable spousal consent) to waive any requirement that the written explanation required under Code Section 417 be provided at least 30 days before the annuity starting date (or to waive the 30-day requirement with respect to an explanation provided after the annuity starting date) if the distribution commences more than 7 days after such explanation is provided.

5.10 Benefits after Re-employment: If a Participant terminates his Service on or after the Effective Date and is subsequently re-employed by an Employer or an Affiliate, his Benefit payments, if any, shall immediately cease, and upon his subsequent termination of Service he shall receive a Benefit determined under Section 5.1, 5.2, 5.3, 5.4 or 5.5, but reduced by the Actuarial Equivalent of the Benefit payments, if any, which he received prior to his re-employment.

5.11 Minimum Date for Commencement of Benefits: Except as provided below, if a Participant is employed by the Company on the April 1 following the calendar year in which the Participant attains age 70 1/2, such Participant may choose to commence distribution of the Participant’s benefit either on the April 1 of the calendar year following the calendar year in which (i) the Participant attains age 70 1/2 or (ii) the Participant retires from the Company. Notwithstanding any provision of the Plan to the contrary, any benefits to which a Participant who is a 5% owner of the Company is entitled shall commence not later than April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2, whether or not the Participant’s employment has terminated in such year. If a Participant commences distribution of his benefit later than the April 1 following the end of the calendar year such Participant attains age 70 1/2, then such Participant’s benefit shall be actuarially increased to take into account the period after age 70 1/2 in which he is not receiving benefits, in accordance with Code Section 401(a)(9)(C)(iii) and applicable Internal Revenue Service guidance addressing the same. Such actuarial increase is generally the same as, and not in addition to, the actuarial increase required for same period under Code Section 411 to reflect the delay in payments after Normal Retirement Age; provided, however, that the actuarial increase shall be provided during such period even if the Participant is otherwise subject to a suspension of his benefit under Section 5.10.

5.12 Required Minimum Distributions:

(a) General Provisions: All distributions shall be determined and made in accordance with Section 401(a)(9) of the Code and the Treasury regulations promulgated thereunder.

(b) Lost Participants: A Participant who is a Lost Participant (as defined below) shall receive his pension determined as of his Required Beginning Date (as defined below) and commencing on a date after his Required Beginning Date (the “Distribution Date”), in accordance with, and subject to, the requirements of this Section 5.12(B). This Section 5.12(B) shall not be available or applicable for a Participant who is not a Lost Participant.

The Administrator shall furnish a written explanation of the terms and conditions of the automatic form and the effect of refusing it to a Lost Participant no less than 30 days and no more than 90 days prior to the Distribution Date of his pension. The Lost Participant may request additional information regarding the automatic form within 60 days of the furnishing of such explanation to him. A written reply will be made within 30 days of his request. During such election period, the Lost Participant may, with the written consent of his Lost Spouse (as defined below) in accordance with Section 5.6 herein, elect in writing to the Administrator not to receive the automatic form, in which case the Lost Participant may elect payment in one of the optional forms permitted hereunder. Throughout the election period, the Lost Participant may file written revocations or written elections with the Administrator as provided in Section 5.6. The foregoing notwithstanding, the Lost Participant may elect (with written consent of his Lost Spouse) to waive the requirement that the written explanation of the automatic form described herein be provided at least 30 days prior to his Distribution Date, provided that the distribution commences more than 7 days after such explanation is provided to the Lost Participant.

If the Administrator does not receive the Lost Participant’s completed election form by the 60th day after the written explanation of the automatic form was provided, then such Lost Participant’s pension shall be paid in the automatic form as soon as administratively practicable.

Benefits will commence as of his Distribution Date actuarially adjusted to reflect commencement at his Required Beginning Date rather than his Normal Retirement Date or Postponed Retirement Date, as applicable, and notwithstanding any other provision of the Plan to the contrary, the Plan will pay to him an amount equal to missed payments from the Required Beginning Date to the Distribution Date, with interest being paid to the Lost Participant on such amount based on the applicable interest rate for purposes of calculating lump sums outlined elsewhere herein.

For purposes of this Section 5.12(B):

“Lost Participant” means a Participant (i) who does not commence his pension prior to his Required Beginning Date, (ii) whose location is unknown to the Administrator as of his Required Beginning Date, and (iii) who, subsequent to his Required Beginning Date, is either located by the Administrator or notifies the Plan of his location and/or requests information concerning the commencement of his pension.

“Required Beginning Date” means for a Participant who is not a “5% owner” (as defined in Code Section 416), the April 1 following the later of (i) the calendar year in which the Participant attains age 70 1/2 or (ii) the calendar year in which the Participant’s Active Service terminates. For a Participant who is a 5% owner, “Required Beginning Date” means the April 1 following the calendar year in which the Participant attains age 70 1/2.

“Lost Spouse” means the Lost Participant’s Spouse as of the Required Beginning Date. For purposes of this definition, the Lost Spouse or surviving Lost Spouse of the Participant shall be deemed the recipient under the Qualified Joint and Survivor Annuity, provided that a former Spouse will be treated as the Lost Spouse or surviving Lost Spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code.

5.13 Direct Rollovers: Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an “Eligible Rollover Distribution” paid directly to an “Eligible Retirement Plan” specified by the Distributee in a Direct Rollover. For the purposes of this Section the following definitions shall apply:

(i) “Eligible Rollover Distribution” shall mean any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specific period of ten years or more; any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; and the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

(ii) “Eligible Retirement Plan” shall mean (i) an individual retirement account described in Section 408(a) of the Code, (ii) an individual retirement annuity described in Section 408(b) of the Code, (iii) an annuity plan described in section 403(a) of the Code, (iv) an annuity contract described in Section 403(b) of the Code, (v) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan, or (vi) a qualified trust described in Section 401(a) of the Code, that accepts the Distributee’s eligible Rollover Distribution. However, prior to January 1, 2002, in the case of an Eligible Rollover Distribution to a surviving spouse, an Eligible Retirement Plan is an individual retirement account or individual retirement annuity.

(iii) “Distributee” shall mean a Participant or former Participant of the Plan. In addition, the Participant’s or former Participant’s surviving spouse and the Participant’s or former Participant’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse.

(iv) “Direct Rollover” shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Distributee.

ARTICLE VI

DEATH BENEFIT

6.1 Death While in Service but Prior to Commencement of Pension: In the event of the death of a Participant who is survived by a Spouse and who dies (1) while in the active employment of an Employer or Affiliate or (2) while on an Authorized Absence pursuant to Section 2.2(a) or 2.2(c) and after completion of the Vesting Service requirements for a Deferred Vested Retirement Pension on the date of his death, such Spouse shall be entitled to receive a Spouse’s Pension commencing as of the first day of the calendar month next following the Participant’s date of death or the date he would have attained age fifty-five (55), whichever is later, and payable through the first day of the month during which the Spouse’s death occurs. The monthly amount of the Spouse’s Pension provided in this Section shall be an amount equal to the Pension payments which would have been made to the Spouse under the Automatic Option provided for in Section 5.6(a) if the Participant had elected such Automatic Option commencing on the date of his Retirement immediately prior to his Retirement and if his Retirement had occurred on the day before the date of his death.

6.2 Death After Retirement but Prior to Commencement of Pension: In the event of the death of a Participant after Normal, Early or Late Retirement (but not after Deferred Vested Retirement) but prior to the commencement of his Pension, the normal form, Automatic Option or other Optional Pension, whichever is applicable, shall take effect as though the Participant had commenced to receive his Pension on the day of his death. In the event of the death of a Participant after Disability Retirement but prior to the commencement of his Pension, the deceased Participant’s Spouse, if any, shall be entitled to receive the benefit such Spouse would have received under the Automatic Option had such Participant commenced to receive such benefit on the date of his death computed on the basis of his Benefit Service and Vesting Service accrued as of the date of his death.

6.3 Death After Deferred Vested Retirement but Prior to Commencement of Pension: In the event of the death of a Participant after he terminates employment with entitlement to a Deferred Vested Pension under the Plan but prior to the commencement of Pension payments, the Participant’s Spouse, if any, shall be entitled to receive a survivor’s annuity commencing as of the first day of the calendar month next following the Participant’s date of death or the date on which such Participant would have attained age fifty-five (55), whichever is later, and payable through the first day of the month during which the Spouse’s death occurs. The monthly amount of the survivor annuity provided in this Section shall be an amount equal to the benefit payments such Spouse would have received under the Automatic Option had such Participant elected to receive such option commencing on the first day of the calendar month next following the later of the Participant’s date of death or the date the Participant would have attained age fifty-five (55).

6.4 Definition of Spouse: For the purposes of this Article VI, the definition of Spouse includes only such person to whom the Participant has been legally married for a period of at least one year at the time of his death, and who is of the opposite sex of the Participant.

6.5 Death Benefits Payable Under the Cabot Corporation Cash Balance Plan and Retirement Income Plan:

(a) Death Benefits Payable under Cabot Corporation Cash Balance Plan. In the event of the death of a Participant who has a benefit as detailed in Exhibit I due to participation in the Cabot Corporation Cash Balance Plan and whose death occurs prior to the commencement of his Pension, his Beneficiary shall be entitled to receive a benefit in the form of a single lump sum benefit calculated as in Section 5.6(b)(2)(i).

If the Beneficiary is the Participant’s Spouse, the Beneficiary may elect to receive, in lieu of such single sum payment, a benefit in the form of an increasing monthly annuity for life (with no survivor benefits). Such benefit shall be calculated as in Section 5.6(b)(2)(iii), based on the Beneficiary’s attained age as of the first of the month coinciding with or immediately following the determination date.

(b) Death Benefits Payable under Cabot Corporation Retirement Income Plan. In the event of the death of a Participant who has a benefit as detailed in Exhibit II due to participation in the Cabot Corporation Retirement Income Plan and whose death occurs prior to the commencement of his Pension, his Spouse shall receive a monthly benefit for his or her lifetime commencing on the first day of the month following the death of the Participant equal to 50 percent of the benefit which would have been payable from the Participant’s Retirement Income Plan annuity commencing at the Participant’s Normal Retirement Date.

If the Participant is not married at the time of his death, no benefit is payable to his Beneficiary attributable to the monthly benefit detailed in Exhibit II.

6.6 Alternate Form of Pension Payment for Spouse: Notwithstanding any other provision of this Plan to the contrary, any Spouse who is or becomes entitled to receive a Pension under the Plan as determined under Section 5.1, which has a single sum present value that does not exceed $50,000 on the date of the Participant’s death, shall be eligible to elect an optional form of Pension payment in accordance with Section 5.6(b)(1) in lieu of the form of Pension payment such Spouse is otherwise entitled.

ARTICLE VII

CLAIM PROCEDURES

7.1 Presenting Claims for Benefits: A “Claims Administrator” shall be appointed by the Committee or, absent such appointment, shall be the Company’s director of benefits, with such Claims Administrator authorized by the Committee to conduct the initial review and render a decision as provided in this Section for all claims for benefits under the Plan. The Committee shall establish administrative processes and safeguards to ensure that benefit determinations made pursuant to this Section 7.1 are made in accordance with the Plan and have been made and applied consistently to similarly situated claimants. Any Participant, Beneficiary of any deceased Participant, or the authorized representative of such claimant (collectively, the “Applicant”) may submit written application to the Claim Administrator for the payment of any benefit asserted to be due him under the Plan. Such application shall set forth the nature of the claim and such other information as the Claim Administrator may reasonably request. Promptly upon the receipt of any application required by this Section, the Claim Administrator shall determine whether or not the Participant or Beneficiary involved is entitled to a benefit hereunder and, if so, the amount thereof and shall notify the Applicant of its findings.

(a) Non-Disability Claims. Except as provided in Section 7.1(b) below, if a claim is wholly or partially denied, the Claim Administrator shall so notify the Applicant within ninety (90) days after receipt of the application by the Claims Administrator, unless special circumstances require an extension of time for processing the application. If such an extension of time for processing is required, written notice of the extension shall be furnished to the Applicant prior to the end of the initial ninety (90) day period. In no event shall such extension exceed a period of ninety (90) days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claim Administrator expects to render its final decision. Notice of the Claim Administrator’s decision to deny a claim in whole or in part shall be set forth in a manner calculated to be understood by the Applicant and shall contain the following:

(i) the specific reason or reasons for the denial,

(ii) specific reference to the pertinent Plan provisions on which the denial is based,

(iii) a description of any additional material or information necessary for the Applicant to perfect the claim and an explanation of why such material or information is necessary,

(iv) an explanation of the claims review procedure, including applicable time limits, as set forth in Section 7.2 hereof, and

(v) a statement of the claimant’s right to bring a civil suit under Section 502(a) of ERISA following a denial on subsequent review.

(b) Disability Claims. If a claim for benefits based upon a Participant’s disability is wholly or partially denied, the Claim Administrator shall so notify the Applicant within forty-five (45) days after receipt of the application by the Claims Administrator, unless special circumstances require an extension of time for processing the application. If such an extension of time for processing is required, the time for processing may be extended for up to 30 days, if the Claim Administrator determines that the extension is necessary due to matters beyond the control of the Claim Administrator or the Plan and notifies the Applicant, before the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the claim decision is expected to be made. If, before the end of this 30-day extension period, the Claim Administrator determines that, due to matters beyond the control of the Claim Administrator or the Plan, a decision cannot be rendered within that initial 30-day extension period, an additional 30-day extension may apply if the Applicant is given a notice satisfying the requirements set forth above for the first 30-day extension. Any notice of extension must specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues. The Applicant will be given at least 45 days in which to provide the specified information. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Notice of the Claims Administrator’s decision to deny a claim in whole or in part shall be set forth in a manner calculated to be understood by the Applicant and must contain the information described in clauses (i) through (v) of Section 7.1(a). Additionally, the notice of denial must include:

(i) If any internal rule or guideline was relied on in denying the claim, either the specific rule or guideline, or a statement that such a rule or guideline was relied on in denying the claim and that a copy of that rule or guideline will be provided to the Applicant free of charge on request; and

(ii) If the claim denial is based on an exclusion or limit related to medical necessity or experimental treatment, either an explanation of the scientific or clinical judgment for the determination as applied to the involved claimant’s circumstances, or a statement that such an explanation will be provided to the Applicant free of charge upon request.

7.2 Claims Review Procedure: Upon the Claims Administrator’s denial, in whole or in part of a benefit applied for under Section 7.1, an Applicant shall have the right by written to appeal such denial as set forth in this Section 7.2. Benefits under the Plan will only be paid if the Committee decides in its discretion that the claimant involved is entitled to them. The Committee shall establish administrative processes and safeguards to ensure that benefit determinations made pursuant to this Section 7.2 are made in accordance with the Plan and have been made and applied consistently to similarly situated claimants. Except as may be otherwise required by law, the decision of the Committee on review of the claim denial shall be binding on all parties when the Applicant has exhausted the claims procedure under this Section 7.2.

(a) Non-Disability Claims – General Rules. If an application filed by the Applicant under Section 7.1(a) above shall result in a denial by the Claim Administrator of the benefit applied for, either in whole or in part, such Applicant shall have the right, to be exercised by written request filed with the Committee within sixty (60) days after receipt of notice of the denial of the application for a review of the application and of the entitlement to the benefit for which the Applicant applied. Such request for review may contain such additional information and comments as the Applicant may wish to present.

The Committee shall reconsider the application in light of such additional information and comments as the Applicant may have presented, and if the Applicant shall have so requested, shall afford the Applicant or his designated representative a hearing before the Committee. Upon request, the Committee shall provide, free of charge, the Applicant or his designated representative with copies of all “relevant documents” (within the meaning of Department of Labor regulation Section 2560.503-1(m)(8)) (“Relevant Documents”) in its possession, including copies of the Plan document and information provided by the Company relating to the Applicant’s entitlement to such benefit.

The Committee shall render a decision and notify the Applicant of the Committee’s determination on review no later than 60 days after receipt of the Applicant’s request for review, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Committee determines an extension of time for processing is required, written notice of the extension shall be furnished to the Applicant prior to the termination of the initial 60 day period. In no event, shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstance requiring an extension of time and the date by which the Committee expects to render the determination on review. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Notice of the Committee’s final decision shall be furnished to the Applicant in writing, in a manner calculated to be understood by him, and if the Applicant’s claim on review is denied in whole or in part, the notice shall set forth:

(i) the specific reason or reasons for the denial; and

(ii) specific reference(s) to the pertinent plan provision(s) on which the denial is based; and

(iii) the Applicant’s right to receive upon request, free of charge, reasonable access to, and copies of, all Relevant Documents, records and other information to his claim; and

(iv) the claimant’s right to bring a civil action under Section 502(a) of ERISA.

(b) Non-Disability Claims – Special Rules. Notwithstanding any other provision of Section 7.2(a), in the event that the Committee holds regularly scheduled meetings at least quarterly, the provisions of this Section 7.2(b) will apply and control, to the extent that this Section 7.2(b) is inconsistent with the provisions of Section 7.2(a). Specifically, in the event that the Committee holds regularly scheduled meetings at least quarterly, the Committee shall render a determination on review of a non-disability claim no later than the date of the Committee meeting next following receipt of the request for review, except that (i) a decision may be rendered no later than the second following Committee meeting if the request is received within 30 days of the first meeting and (ii) under special circumstances which require an extension of time for rendering a decision (including but not limited to the need to hold a hearing), the decision may be rendered not later than the date of the third Committee meeting following the receipt of the request for review. If such an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Applicant prior to the commencement of the extension. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Additionally, no later than five (5) days after the Committee has reached a final determination on review under this Section 7.2(b), notice of the Committee’s final decision shall be furnished to the Applicant in writing, in the manner descried in Section 7.2(a).

(c) Disability Claims. If an application filed by an Applicant under Section 7.1(b) above shall result in a denial by the Claims Administrator of the disability based benefit applied for, either in whole or in part, such Applicant shall have the right, to be exercised by written request filed with the Committee within one-hundred and eighty (180) days after receipt of notice of the denial of the application, for a review of the application and of the entitlement to the benefit for which the Applicant applied. Such request for review may contain such additional information and comments as the Applicant may wish to present.

The Committee shall reconsider the application in light of such additional information and comments as the Applicant may have presented, and if the Applicant shall have so requested, shall afford the Applicant or his designated representative a hearing before the Committee. Upon request, the Committee shall provide, free of charge, the Applicant or his designated representative with copies of all Relevant Documents in its possession, including copies of the Plan document and information provided by the Company relating to the involved claimant’s entitlement to such benefit. Additionally, the following requirements shall be imposed upon the Committee in reconsidering an Applicant’s request:

(i) The Committee’s review will not give deference to the original claim denial, and the review will not be made by the person who made the original claim denial, or a subordinate of that person;

(ii) In deciding an appeal of any claim denial that is based in any way on a medical judgment, the Committee will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment;

(iii) The health care professional consulted by the Committee will not be an individual who was consulted in connection with the original claim denial or a subordinate of any such individual; and

(iv) The Applicant will be provided the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, even if the advice was not relied upon in making the claim denial.

The Committee shall render a decision and notify the Applicant of the Committee’s determination on review within a reasonable period of time, but not later than 45 days after receipt of the Applicant’s request for review, unless the Committee determines that special circumstances (such as the need to hold a hearing) require an extension of time for processing the claim. If the Committee determines an extension of time for processing is required, written notice of the extension shall be furnished to the Applicant prior to the termination of the initial 45 day period. In no event, shall such extension exceed a period of 45 days from the end of the initial period. The extension notice shall indicate the special circumstance requiring an extension of time and the date by which the Committee expects to render the determination on review. In the event that the extension is a result of an Applicant’s failure to submit information necessary to decide a claim, the period in which the determination must be made will be tolled from the date on which the notification of the extension is sent to the Applicant until the date the Applicant responds to the request for additional information.

Notice of the Committee’s final decision shall be furnished to the Applicant in writing, in a manner calculated to be understood by him, and if the Applicant’s claim on review is denied in whole or in part, the notice shall contain the information described in clauses (i) through (iv) of Section 7.2(a). Additionally, the notice of denial shall include:

(v) If any internal rule or guideline was relied on in denying the claim on appeal, either the specific rule or guideline, or a statement that such a rule or guideline was relied on in denying the claim and that a copy of that rule or guideline will be provided to the Applicant free of charge on request; and

(vi) If the claim denial on appeal is based on an exclusion or limit like medical necessity or experimental treatment, either an explanation of the scientific or clinical judgment for the determination as applied to the involved claimant’s circumstances, or a statement that such an explanation will be provided to the Applicant free of charge upon request.

7.3 Disputed Benefits: Benefits under the Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them. If any dispute shall arise between a Participant or other person claiming under a Participant and the Committee after the review of a claim for benefits, or in the event any dispute shall develop as to the person to whom the payment of any benefit under the Plan shall be made, the Trustee may withhold the payment of all or any part of the benefits payable hereunder to the Participant or other person claiming under the Participant until such dispute has been resolved by a court of competent jurisdiction or settled by the parties involved.

ARTICLE VIII

PLAN ADMINISTRATION

8.1 Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration: Each Employer, the Board of Directors of the Company, the Committee, as designated pursuant to the terms of the Plan, the Trustee and any other person designated as a Fiduciary with respect to the Plan or the Trust Agreement (hereinafter collectively the “Fiduciaries”) shall have only those specific powers, duties, responsibilities and obligations as are specifically given them under this Plan and/or the Trust Agreement. In general, the Employers shall have the sole responsibility for making the contributions provided for under Section 10.2. The Board of Directors shall have the sole authority to appoint and remove the members of the Committee, and to amend or terminate, in whole or in part, this Plan. The Company shall have the sole authority to appoint and remove the Trustee and to amend or terminate, in whole or in part, the Trust Agreement. The Committee shall have the sole responsibility for the administration of the Plan, and to establish and maintain the funding policy and method of the Plan as provided in Section 8.12. The Trustee shall have the sole responsibility for the administration of the Trust Fund and shall have exclusive authority and discretion to manage and control the assets held under the Trust Fund, except to the extent that the authority to manage, acquire and dispose of the assets of the Trust Fund is delegated to an Investment Manager, all as specifically provided in the Trust Agreement. Each Fiduciary warrants that any directions given, information furnished or action taken by it shall be in accordance with the provisions of the Plan or the Trust Agreement, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any such direction, information or action of another Fiduciary as being proper under this Plan or the Trust Agreement, and is not required under this Plan or the Trust Agreement to inquire into the propriety of any such direction, information or action. It is intended under this Plan and the Trust Agreement that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust Fund in any manner against investment loss or depreciation in asset value.

8.2 Appointment of Committee: The Plan shall be administered by an Administrative Committee consisting of at least three (3) persons who shall be appointed by and serve at the pleasure of the Board of Directors. All usual and reasonable expenses of the Committee shall be paid by the Trustee out of the Trust Fund. The members of the Committee shall not receive compensation with respect to their services for the Committee. The Board of Directors shall pay the premiums on any bond secured for the performance of the duties of the Committee members described hereunder and shall be entitled to reimbursement by other Employers for their proportionate shares.

8.3 Records and Reports: The Committee shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and any governmental regulations issued thereunder relating to records of Participant’s Service, accrued benefits, the percentage of such benefits which are nonforfeitable under the Plan, and notifications to Participants. The Committee shall file or cause to be filed with the appropriate office of the

Internal Revenue Service, the Department of Labor and/or the Pension Benefit Guaranty Corporation all reports, returns, notices and other information required of plan administrators under ERISA, including, but not limited to, the Plan description and summary Plan description, annual reports and amendments thereof to be filed with the Department of Labor, including requests for determination letters, annual reports and registration statements required by Section 6057(a) of the Code, and including reports and notices of reportable events to the Pension Benefit Guaranty Corporation required by Section 4043 of ERISA. The Committee shall make available to Participants and their beneficiaries for examination, during business hours, such records of the Plan as pertain to the examining person and such documents relating to the Plan as are required by ERISA.

8.4 Other Committee Powers and Duties: The Committee shall have such powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following powers and duties:

(a) To decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b) To prescribe forms or procedures to be followed by Participants or beneficiaries filing applications for benefits, and for other occurrences in the administration of the Plan;

(c) To receive from the Employers and from Participants such information as shall be necessary for the proper administration of the Plan;

(d) To prepare and distribute, in such manner as the Committee determines to be appropriate, information explaining the Plan;

(e) To furnish the Board of Directors, Employers and Participants, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f) To appoint or employ individuals to assist in the administration of the Plan and any other agents it deems advisable in carrying out the provisions of the Plan, including legal and actuarial counsel;

(g) To interpret and construe all terms, provisions, conditions and limitations of this Plan and to reconcile any inconsistency or supply any omitted detail that may appear in this Plan in such manner and to such extent, consistent with the general terms of this Plan, as the Committee shall deem necessary and proper to effectuate the Plan; and

(h) To make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms of the Plan.

8.5 Rules and Decisions: The Committee may adopt such rules and actuarial tables as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be uniformly and consistently applied to all Employees in similar circumstances. The judgment of the Committee and each member thereof on any question arising hereunder shall be binding, final and conclusive on all parties concerned. When making a determination or calculation, the Committee shall be entitled to rely upon information furnished by an Employer, the legal counsel of an Employer, the Actuary for the Plan or the Trustee.

8.6 Committee Procedures: The Committee may act at a meeting or in writing without a meeting. The Committee shall elect one (1) of its members as chairman, appoint a secretary who may or may not be a member of the Committee, and shall advise the Trustee of such actions in writing. The secretary of the Committee shall keep a record of all meetings and forward all necessary communications to the Employers, the Trustee and the Actuary. The Committee may adopt such bylaws and regulations as it deems desirable for the conduct of its affairs. All decisions of the Committee shall be made by the vote of the majority including actions in writing taken without a meeting. A dissenting Committee member who, within a reasonable time after he has knowledge of any action or failure to act by the majority, registers his dissent in writing delivered to the other Committee members, the Employer and the Trustee shall not be responsible for any such action or failure to act.

8.7 Authorization of Benefit Payments: The Committee shall issue directions to the Trustee concerning all benefits which are to be paid from the Trust Fund pursuant to the provisions of the Plan, and warrants that all such directions are in accordance with this Plan. The Committee shall keep on file, in such manner as it may deem convenient or proper, all reports from the Trustee.

8.8 Payment of Expenses: All expenses incident to the administration, termination or protection of the Plan and Trust, including, but not limited to, actuarial, legal, accounting, Investment Manager and Trustee fees, shall be paid by the Trustee from the Trust Fund and, until paid, shall constitute a first and prior claim and lien against the Trust Fund.

8.9 Application and Forms for Pension: The Committee may require a Participant to complete and file with the Committee an application for Pension and all other forms approved by the Committee, and to furnish all pertinent information requested by the Committee. The Committee may rely on such information so furnished it, including the Participant’s current mailing address.

8.10 Indemnification of Committee: Except to the extent that such liability is created by ERISA, no Participant of the Committee shall be liable for any act or omission of any other member of the Committee, nor for any act or omission on his own part except for his own gross negligence or willful misconduct, nor for the exercise of any power or discretion in the performance of any duty assumed by him hereunder. The Company shall indemnify and hold harmless each member of the Committee from any and all claims, losses, damages, expenses (including counsel fees approved by the Committee) and liabilities (including any amounts paid in settlement with the Committee’s approval but excluding any excise tax assessed against any member or members of the Committee pursuant to the provisions of Section 4975 of the Code) arising from any act or omission of such member in connection with duties and responsibilities under the Plan, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such member.

8.11 Annual Audit: If required by ERISA or requested by any Fiduciary, the Committee shall engage, on behalf of all Participants, an independent Certified Public Accountant who shall conduct an annual examination of any financial statements of this Plan and Trust Agreement and of other books and records of this Plan and Trust Agreement as the Certified Public Accountant may deem necessary to enable him to form and provide a written opinion as to whether the financial statements and related schedules required to be filed with the Department of Labor and furnished to each Participant are presented fairly and in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding Plan Year.

8.12 Funding Policy: The Committee shall, at a meeting duly called for such purpose, establish a funding policy and method consistent with the objectives of this Plan and the requirements of Title I of ERISA. The Committee shall meet at least annually to review such funding policy and method. In establishing and reviewing such funding policy and method, the Committee shall endeavor to determine the Plan’s short-term and long-term objectives and financial needs, taking into account the need for liquidity to pay benefits and the need for investment growth. All actions of the Committee taken pursuant to this Section 8.12 and the reasons therefor shall be recorded in the minutes of meetings of the Committee and shall be communicated to the Trustee, and any Investment Manager who may be managing a portion or all of the Trust Fund in accordance with provisions of the Trust Agreement.

8.13 Allocation and Delegation of Committee Responsibilities: Upon the approval of a majority of the members of the Committee, the Committee may (i) allocate among any of the members of the Committee any of the responsibilities of the Committee under the Plan and/or (ii) designate any person, firm or corporation that is not a member of the Committee to carry out any of the responsibilities of the Committee under the Plan. Any such allocation or designation shall be made pursuant to a written instrument executed by a majority of the members of the Committee.

ARTICLE IX

CONTRIBUTIONS TO THE PLAN

9.1 Participant Contributions: No contributions by Participants shall be required or permitted.

9.2 Employer Contributions: Each Employer shall make contributions for the benefit of its Participants in such amounts and at such times as determined by the board of directors of such Employer in accordance with a funding method and policy to be established by the Committee which will be consistent with Plan objectives. Annually, each Employer shall contribute at least the minimum amount required by the minimum funding standards of ERISA as determined by the Actuary. The provisions of this Section 9.2 shall be deemed the procedure for establishing and carrying out the funding policy and method of this Plan. All contributions made by Employers to the Trust Fund shall be irrevocable and shall be used to pay benefits under the Plan or to pay expenses of the Plan and Trust Fund. Notwithstanding anything in the Plan to the contrary, upon an Employer’s request, a contribution which was made by a mistake of fact, or conditioned upon initial qualification of the Plan or upon the deductibility of the contribution under Section 404 of the Code, shall be returned to such Employer within one (1) year after the payment of the contribution, the denial of the initial qualification or the disallowance of the deduction (to the extent disallowed), whichever is applicable.

9.3 Discontinuance or Suspension of Contributions: Upon a complete discontinuance of contributions by formal action of the board of directors of any Employer, or upon a suspension of Contributions to the Trust Fund by any Employer under such circumstances to constitute a complete discontinuance of contributions, the right of each affected Participant to his accrued benefit, to the extent then funded, shall be nonforfeitable and the Plan shall be terminated as to such Employer in accordance with Article XII as of the effective date of such discontinuance or such subsequent date selected by such Employer. If for any year an Employer fails to make a contribution to the Trust Fund in accordance with Section 9.2, and such failure constitutes a suspension of contributions which either affects benefits to be paid or made available hereunder or causes the unfunded past service cost at any time to exceed the unfunded past service cost as of January 1, 1991 (plus any additional past service costs thereafter added by amendment), then in either of such events the Employer shall notify the appropriate District Director of Internal Revenue regarding such suspension and the Pension Benefit Guaranty Corporation as required by ERISA Section 4043 and the regulations thereunder. During any such period of suspension, all other provisions of the Plan shall continue in full force and effect, other than the provisions required for contributions to the Trust Fund in accordance with Section 9.2. Upon a complete or partial termination of the Plan, the right of each affected Participant of the Employer to his accrued benefits to the date of such termination, to the extent then funded, shall be nonforfeitable, and the Employer shall promptly notify the appropriate District Director of Internal Revenue and the Pension Benefit Guaranty Corporation of such event. In the case of a partial termination, the provisions of this Section 9.3 shall apply only to the portion of the Plan so terminated.

9.4 Forfeitures Credited Against Employer’s Contributions: All credits arising as a result of more favorable interest, mortality, turnover or other experience than has been assumed in the actuarial determination of cost requirements, and all forfeitures by Participants or beneficiaries of Participants arising from any source whatsoever, shall be applied against the Employer’s contributions to be made pursuant to Section 9.2 hereof in subsequent years in accordance with a method of funding approved by the U.S. Treasury Department, and shall not be applied to increase the benefits that any Participant or the beneficiary of any Participant would otherwise receive under the Plan.

ARTICLE X

AMENDMENT OF THE PLAN

10.1 Right to Amend Reserved: The Company may, without the assent of any other party, amend, alter or modify this Plan at any time and from time to time in any manner except as hereinafter provided in Section 10.2.

10.2 Limitations on Right to Amend: No amendment to this Plan or the Trust Agreement (including a change in the actuarial basis for determining optional or early retirement benefits) shall be effective to the extent that it has the effect of decreasing a Participant’s accrued benefit. Notwithstanding the preceding sentence, a Participant’s accrued benefit may be reduced to the extent permitted under Section 412(c)(8) of the Code. For purposes of this paragraph, a Plan amendment which has the effect of (i) eliminating or reducing an early retirement benefit or a retirement-type subsidy or (ii) eliminating an optional form of benefit, with respect to benefits attributable to service before the amendment, shall be treated as reducing accrued benefits. In the case of a retirement-type subsidy, the preceding sentence shall apply only with respect to a Participant who satisfies (either before or after the amendment) the pre-amendment conditions for the subsidy. In general, a retirement-type subsidy is a subsidy that continues after retirement, but does not include a qualified disability benefit, a medical benefit, a social security supplement, a death benefit (including life insurance) or a plant shutdown benefit (that does not continue after retirement age). Furthermore, no amendment to the Plan shall have the effect of decreasing a Participant’s vested interest determined without regard to such amendment as of the later of the date such amendment is adopted or becomes effective.

If this Plan is amended and an effect of such amendment is to increase current liability (as defined in Code Section 401(a)(29)(E)) under the Plan for a Plan Year, and the funded current liability percentage of the Plan for the Plan Year in which the amendment takes effect is less than sixty percent (60%), including the amount of the unfunded current liability under the Plan attributable to the amendment, the amendment shall not take effect until the Employer (or any member of a controlled group which includes the Employer) provides security to the Plan. The form and amount of such security shall satisfy the requirements of Code Sections 401(a)(29)(B) and (C). Such security may be released provided the requirements of Code Section 401(a)(29)(D) are satisfied.

No amendment shall directly or indirectly reduce a Participant’s nonforfeitable vested percentage in his benefits under Section 5.5 unless each Participant having not less than three (3) years of Service is permitted to elect to have his nonforfeitable vested percentage in his benefits under Section 5.5 computed under the provisions of Section 5.5 without regard to the amendment. Such election shall be available during an election period which shall begin on the date such amendment is adopted and shall end on the latest of (i) the date sixty (60) days after such amendment is adopted, (ii) the date sixty (60) days after such amendment is effected, or (iii) the date sixty (60) days after such Participant is issued written notice of the amendment by the Committee or the Employer.

The Company specifically reserves the right, however, to make retroactive amendments as may be required by the Commissioner of the Internal Revenue Service to preserve this Plan as a qualified pension plan under Section 401(a) of the Code and to maintain the tax-exempt status of its related Trust under Section 501(a) of the Code.

10.3 Form of Amendment: Each such amendment shall be evidenced by an instrument in writing of equal formality as this Plan, appropriately authorized by the Board of Directors executed by officers of the Company.

10.4 Merger of Plan with Another Pension Plan: In the event of any merger or consolidation of this Plan with any other pension plan, or in the event of a transfer of the assets or liabilities of this Plan to another pension plan, each Participant in the Plan shall be entitled to receive a benefit if the Plan were to terminate immediately after such merger, consolidation or transfer which is equal to or greater than the benefit he would have been entitled to receive immediately before such merger, consolidation or transfer if the Plan had then been terminated. In the event of any such merger, consolidation or transfer, the Committee shall report such event to the Pension Benefit Guaranty Corporation within thirty (30) days after the Committee first knew or had reason to know of such event.

ARTICLE XI

THE TRUSTEE AND THE TRUST FUND

11.1 Trustee: A Trustee has been appointed by the Company. Such Trustee and any successor Trustee shall serve at the pleasure of the Company and shall have such rights, duties and powers as are set forth in the Trust Agreement.

11.2 Trust Agreement: This Plan is a participating Plan under the Trust Agreement, known as the Cabot Oil & Gas Corporation Pension Plan Trust Agreement, effective January 1, 1991, providing for the administration of the Trust Fund by the Trustee. All the terms and conditions of the Trust Agreement, effective January 1, 1991, and as thereafter amended from time to time, are incorporated herein by reference to the extent not inconsistent herewith.

11.3 Benefits Paid Solely from Trust Fund: All benefits provided under the Plan shall be paid out of the Trust Fund. The Employers shall not be responsible or liable in any manner for payment of any such benefits, and all Participants shall look solely to the Trust Fund and to the adequacy thereof for the payment of any such benefits of any nature or kind which may at any time be payable hereunder, except to the extent, if any, that the Employers are liable to the Pension Benefit Guaranty Corporation under ERISA.

11.4 Trust Fund Applicable Only to Payment of Benefits: The Trust Fund shall be used and applied only to provide the benefits of the Plan in accordance with the provisions thereof. No part of the corpus or income of the Trust Fund will be used for, or diverted to, purposes other than for the exclusive benefit of Participants, retired Participants and their beneficiaries, or for the payment of reasonable expenses of the Plan, except as provided in Section 12.5.

11.5 Accounting by Trustee: The Trustee shall keep proper accounts of all investments, receipts, disbursements and other transactions effected by it hereunder, and all accounts, books and records relating thereto shall be open for inspection at all reasonable times by the Committee or by any other person designated by the Company, but nothing herein contained shall be construed to require the Trustee to maintain any record of the interests of the individual Participants in the Trust Fund. As of the close of each Plan Year (or more often, if requested by the Company), the Trustee shall prepare and furnish to the Committee, the Employers and the Actuary an annual valuation of the Trust Fund, containing a detailed statement of investments reflecting cost and market values, and a statement of receipts and disbursements of the Trust Fund and other transactions effected by it during such year.

11.6 Authorization to Protect Trustee: Any action by the Company or other Employer pursuant to any of the provisions of this Plan shall be evidenced by an appropriate written instrument or a resolution of its board of directors certified to the Trustee over the signature of its Secretary or Assistant Secretary under its corporate seal or by written instrument executed by any person authorized by said board of directors to take such action, and the Trustee shall be fully protected in acting in accordance with such written instrument or resolution so certified to it.

11.7 Exemption from Bond: The Trustee shall not be required to give bond or other security for the faithful performance of its duties hereunder unless otherwise required by law.

ARTICLE XII

TERMINATION OF THE PLAN

12.1 Right to Terminate Reserved: The Company and each other Employer reserves the right to terminate this Plan with respect to its Employees at any time. Any such termination shall become effective when and as the Committee and the Trustee shall have received a written instrument authorizing such termination and executed by the Company or other Employer. If the Plan is terminated by fewer than all Employers, the Plan shall continue in effect for employees of the remaining Employers. Any termination (other than a partial termination which shall occur under circumstances set forth in Treasury Regulation Section 1.411(d)-2(b) or involuntary termination pursuant to ERISA Section 4042) must satisfy the requirements and follow the procedures outlined in ERISA Section 4041 for a “standard termination” or in ERISA Section 4042 for a “distress termination.” Upon a complete or partial termination of the Plan, each affected Participant’s Accrued Pension, based on his Benefit Service and Average Monthly Compensation prior to the date of such termination, shall become fully vested and nonforfeitable to the extent then funded. Any distribution made upon termination of the Plan shall be subject to the distribution limitations otherwise applicable under the Plan, specifically including the consent provisions of Section 5.6.

12.2 Continuance with Successor Employer: Upon an Employer’s liquidation, bankruptcy, insolvency, sale, consolidation or merger to or with another organization that is not an Employer hereunder, in which such Employer is not the surviving company, all obligations of that Employer hereunder and under the Trust Agreement which have not theretofore been funded shall terminate automatically, and the Trust Fund assets attributable to such Employer shall be held or distributed as herein provided, unless the successor to that Employer assumes the duties and responsibilities of such Employer, by adopting this Plan and the Trust Agreement, or by establishment of a separate plan and trust to which the assets of the Trust Fund held on behalf of the employees of such Employer shall be transferred with the consent and agreement of that Employer. Upon the consolidation or merger of two or more of the Employers under this Plan with each other, the surviving Employer or organization shall automatically succeed to all the rights and duties under the Plan and Trust Agreement of the Employers involved and their shares of the Trust Fund shall be merged and thereafter be allocable to the surviving Employer or organization for its Employees and their beneficiaries. Notwithstanding the above provisions of this Section 12.2 to the contrary, not less than thirty (30) days prior to any such merger, consolidation or transfer of Trust Fund assets, the Committee shall file with the Commissioner of Internal Revenue the actuarial statement of valuation required by Section 6058(b) of the Code evidencing compliance with the requirements of Section 401(a)(12) of the Code and Section 10.4 of the Plan.

12.3 Liquidation of Trust Fund: Upon full termination of the Plan with respect to any Employer, a separation of the Trust Fund with respect to Participants of such Employer shall be made as of the effective date of such termination in accordance with the procedures set forth in Section 13.3. Thereafter, each Participant’s Accrued Pension based on his Benefit Service and Average Monthly Compensation prior to the date of termination, to the extent then funded and payable under the following provisions, shall become fully vested and the assets of the Trust Fund attributable to Participants of such terminated Employer shall be allocated, after provision is made for the expenses of liquidating the Trust Fund and of terminating the Plan, among Participants receiving or holding the following benefits in the following order:

(a) First, to benefits payable on the termination date:

(i) In the case of the benefit of a Participant or beneficiary which was in pay status as of the beginning of the three-year period ending on the termination date of the Plan, to each such benefit, based on the provisions of the Plan (as in effect during the five-year period ending on such date) under which such benefit would be the least, and

(ii) In the case of a retired Participant’s, a disabled Participant’s or a beneficiary’s benefit (other than a benefit described in subparagraph (i) above) which would have been in pay status as of the beginning of such three-year period if the Participant had retired prior to the beginning of the three-year period and if his benefits had commenced (in the normal form of pension under the Plan) as of the beginning of such period, to each such benefit based on the provisions of the Plan (as in effect during the five-year period ending on such date) under which such benefit would be the least.

For purposes of subparagraph (i) of this paragraph (a), the lowest benefit in pay status during a three-year period shall be considered the benefit in pay status for such period.

(b) Second:

(i) To all other benefits (if any) of individuals under the Plan guaranteed under Title IV - Plan Termination Insurance - of ERISA (determined without regard to Section 4022(b)(5) of ERISA), and

(ii) To the additional benefits (if any) which would be determined under subparagraph (i) above if Section 4022(b)(6) of ERISA did not apply.

For purposes of this paragraph (b), Section 4021 of ERISA shall be applied without regard to subsection (c) thereof.

(c) Third, to all other nonforfeitable benefits under the Plan.

(d) Fourth, to all other benefits under the Plan.

If the assets available for allocation under paragraph (a) or (b) above are insufficient to satisfy in full the benefits of all individuals which are described in such paragraph, the assets shall be allocated pro rata among individuals on the basis of the present value (as of the termination date) of their respective benefits described in such paragraph. If the assets available for allocation under paragraph (c) or (d) above are not sufficient to satisfy in full the benefits of individuals described in such paragraph, then:

(A) If this paragraph applies except as provided in subparagraph (B) below, the assets shall be allocated to the benefits of individuals described in paragraph (c) above on the basis of the benefits of individuals which would have been described in such paragraph (c) under the Plan as in effect at the beginning of the five-year period ending on the date of Plan termination.

(B) If the assets available for allocation under subparagraph (A) are sufficient to satisfy in full the benefits described in such subparagraph (without regard to this subparagraph), then for purposes of subparagraph (A), benefits of individuals described in such subparagraph shall be determined on the basis of the Plan as amended by the most recent Plan amendment effective during such five-year period under which the assets available for allocation are sufficient to satisfy in full the benefits of individuals described in subparagraph (A) and any assets remaining to be allocated under such subparagraph shall be allocated under subparagraph (A) on the basis of the Plan as amended by the next succeeding Plan amendment effective during such period.

12.4 Distribution of Trust Fund: Any distribution after full termination of the Plan may be made in whole or in part, to the extent that no discrimination in value results, in cash, securities or other assets in kind, or in annuity contracts, as the Committee, in its discretion, acting under the advice of the Actuary, shall determine; provided, however, that in no event shall a distribution be made in a form other than the Automatic Option if such distribution would have been made in such form had the Participant terminated his Service and commenced receiving his Pension immediately prior to the date on which the distribution pursuant to this Section is made. The benefits as apportioned pursuant to Section 12.3 above may be provided:

(a) By the continuation of the Trust Fund for the payment of all or such of the benefits as are within the limits prescribed by the Committee and acceptable by the Trustee;

(b) Through the purchase of annuities from one or more insurance companies with the amount of the benefit determined by a premium equal to the Actuarial Value of each Participant’s benefit;

(c) By distribution in a single sum of the Actuarial Value of each Participant’s benefit; provided, however, that the Participant may elect to receive the single sum (i) as a lump sum payment or (ii) as an immediate annuity in the form of a Single Life Annuity with no survivors or a Joint and Survivor Annuity that is a joint and 50 percent survivor level annuity that is the Actuarial Equivalent of the Participant’s single life annuity and with payments to continue after the death of the Participant at 50 percent, 75 percent or 100 percent of such benefit (according to his election); and

(d) By any combination of (a), (b) and (c). In making such distributions, any and all determinations, divisions, appraisals, apportionments and allotments so made shall be final and conclusive and shall not be subject to question by any person. Any annuity contract distributed by the Trustee to a Participant under subparagraph (b) above or under any other provision of this Plan shall bear on the face thereof a designation “Not Transferable,” and such annuity contract shall expressly provide that the contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than the issuer thereof. Notwithstanding the foregoing, the Employer or the Committee shall promptly advise the appropriate District Director of Internal Revenue and the Pension Benefit Guaranty Corporation of the termination and shall direct the Trustee to delay the final distribution to Participants until said District Director shall advise in writing that such termination does not adversely affect the previously qualified status of the Plan or the exemption from tax of the Trust under Section 401(a) or 501(a) of the Code and the Pension Benefit Guaranty Corporation has approved the proposed termination distribution or made any appropriate requirements concerning same.

12.5 Residual Amounts: In no event shall any Employer receive any amounts from the Trust Fund except that upon termination of the Plan, and notwithstanding any other provision of the Plan, an Employer shall receive such amounts, if any, as may remain in the Trust Fund because of erroneous actuarial computation as defined in U.S. Treasury Regulations and as determined by the Company in its sole discretion.

12.6 Limitations Imposed by Treasury Regulations upon Early Termination of Plan: The Plan shall be operated in compliance with the following:

(a) In the event that the Plan is terminated at any time after the Effective Date, the benefit of any highly compensated employee or any highly compensated former employee is limited to a benefit that is nondiscriminatory under Section 401(a)(4) and any regulations thereunder.

(b) Notwithstanding anything in the Plan to the contrary, the benefits from the Trust Fund for each Participant, whether retired or not, who is among the twenty-five (25) most highly compensated Employees (herein referred to as the “Highly Paid Participant”) shall be limited as follows. The annual payments to a Highly Paid Participant shall be restricted to an amount equal to the payments he would receive under a single life annuity that represents the Actuarial Equivalent of the sum of his accrued benefit and any other benefits he is entitled to receive under this Plan. However, this limitation shall not apply if one of the following conditions is satisfied:

(1) after payment of all benefits (including loans in excess of amounts described in Code Section 72(p)(2)(A), any periodic income, withdrawal values payable to a living employee, and any benefits not provided for by insurance of the employee’s life) to the Highly Paid Participant, the value of Plan assets equals or exceeds 110 percent of the value of current liabilities (as defined in Code Section 412(l)(7)), or

(2) the value of such benefits for the Highly Paid Participant is less than 1 (one) percent of the value of current liabilities.

In the event of early plan termination, the benefit of any highly compensated active or former Employee is limited to a benefit that is non-discriminatory under Section 401(a)(4). In the event of early plan termination, benefits distributed to any of the 25 most highly compensated active and highly compensated former Employees with the greatest Compensation in the current or any prior year are restricted such that the annual payments are no greater than an amount equal to the payment that would be made on behalf of the Employee under a straight life annuity that is the actuarial equivalent of the sum of the Employee’s accrued benefit, the Employee’s other benefits under the Plan (other than a social security supplement, within the meaning of Section 1.411(a)-7(c)(4)(ii) of the Income Tax Regulations), and the amount the Employee is entitled to receive under a social security supplement.

The preceding paragraph shall not apply if: (i) after payment of the benefit to an Employee described in the preceding paragraph, the value of Plan assets equals or exceeds 110% of the value of current liabilities, as defined in Section 412(l)(7) of the Code, (ii) the value of the benefits for an Employee described above is less than 1% of the value of current liabilities before distribution, or (iii) the value of the benefits payable under the Plan to an Employee described above does not exceed $5,000.

For purposes of this Section, benefit includes loans in excess of the amount set forth in Section 72(p)(2)(A) of the Code, any periodic income, any withdrawal values payable to a living Employee, and any death benefits not provided for by insurance on the Employee’s life.

ARTICLE XIII

ADOPTION OF PLAN BY OTHER ORGANIZATIONS

13.1 Procedure for Adoption: Any corporation or other organization with employees, now in existence or hereafter formed or acquired, which is not already an Employer under this Plan which is otherwise legally eligible, and, unless otherwise specifically provided, is an Affiliate, may, in the future, with the consent and approval of the Company, by formal resolution or decision of its own board or governing authority, adopt the Plan and the related Trust Agreement, for all or any classification of persons in its employment, and thereby, from and after the specified effective date become an “Employer” as defined in this Plan. Such adoption shall be effectuated by and evidenced by an adoptive instrument executed by the adopting organization and consented to by the Company and the Trustee. The adoption resolution or decision and the adoptive instrument may contain such specific changes and variations in Plan or Trust Agreement terms and provisions as may be acceptable to the Company and the Trustee. The adoption resolution or decision and the adoptive instrument shall become, as to such adopting organization and its employees, a part of this Plan as then amended and the related Trust Agreement. It shall not be necessary for the adopting organization to sign or execute the original or then amended Plan and Trust documents. The effective date of the Plan for any such adopting organization shall be that stated in such resolution or decision and the adoptive instrument, and from and after such effective date such adopting organization shall assume all the rights, obligations and liabilities of an individual Employer entity hereunder and under the Trust Agreement, and shall be included within the meaning of the term “Employer,” as herein defined. Such adopting corporation or other organization shall forthwith obtain a favorable determination letter from the appropriate District Director of Internal Revenue with respect to its participation in the Plan and Trust Agreement. The administrative powers and control of the Company, as provided in the Plan, including the sole right of amendment of the Plan and of appointment and removal of the Committee members, shall not be diminished by reason of the participation of any such adopting organization in the Plan and Trust. Any participating Employer may withdraw from the Plan and Trust at any time without affecting other Employers not withdrawing by complying with the provisions of the Plan and Trust Agreement. The Company may, in its absolute discretion, terminate an adopting Employer’s participation at any time when in its judgment such adopting Employer fails or refuses to discharge its obligations. Notwithstanding any provision in this Plan to the contrary, unless otherwise specifically provided, a corporation or other organization which has adopted this Plan and which is no longer a member of an affiliated service group, a controlled group or a group of trades or businesses of which the Company is a member shall no longer be an Employer under this Plan.

13.2 Effect of Adoption: The following special provisions shall apply to all Employers:

(a) An Employee shall be considered in continuous Service while regularly employed simultaneously or successively by one or more Employers.

13.3 The transfer of a Participant from one Employer to another or to an Affiliate shall not be deemed a termination of Service.

13.4 Separation of the Trust Fund: A separation of the Trust Fund as to the interests therein of the Participants of any particular Employer may be made at the times and under the circumstances described in Section 12.3, 13.4 or 13.5. In such event, the Trustee shall set apart that portion of the Trust Fund which the Committee shall certify to the Trustee is the equitable share of such Participants pursuant to a valuation and allocation of the Trust Fund made as of the date when such separation of the Trust Fund shall be effective. Such portions of the Trust Fund may in the Trustee’s discretion be set apart in cash or in kind out of the properties of the Trust Fund. That portion of the Trust Fund so set apart shall continue to be held by the Trustee as though such Employer had entered into the Trust Agreement as a separate trust agreement with the Trustee. Such Employer may in such event designate a new trustee of its selection to act as trustee under the Trust Agreement, and shall thereupon be deemed to have adopted the Plan as its own separate plan and shall subsequently have all the powers of amendment or modification of the Plan as are reserved herein to the Company.

13.5 Voluntary Separation: If any Employer shall desire to separate its interest in the Trust Fund, it may request such a separation in a notice in writing to the Company and the Trustee. Such separation must be approved by the Board of Directors shall then be made as of any specified date after service of such notice, and such separation shall be accomplished in the manner set forth in Section 13.3 above.

13.6 Approval of Amendment: Any amendment of the Plan or the Trust Agreement by the Company pursuant to Article X shall be promptly delivered to each other Employer who will be deemed to have consented to such amendment unless it, within thirty (30) days after receipt of the amendment, rejects such amendment and seeks a separation of its interest in the Trust Fund in accordance with the provisions of Section 13.3 hereof.

ARTICLE XIV

MISCELLANEOUS

14.1 Interest on Deferred Payments: In the event that any portion of a lump-sum benefit provided and payable under this Plan is not paid within sixty (60) days after the termination of employment, Disability or death of a Participant, whichever is applicable, such unpaid portion shall earn interest until paid at a eight and one-half percent (8 1/2%) rate of interest.

14.2 Plan Not an Employment Contract: The adoption and maintenance of the Plan shall not be deemed to constitute a contract between an Employer and any Participant, and shall not be deemed to be consideration for, inducement to or a condition of employment of any person. Nothing herein contained shall be construed to give any Participant the right to be retained in the employment of an Employer or to interfere with the right of an Employer to terminate the employment of any Participant at any time.

14.3 Controlling Law: Subject to the provisions of ERISA, as the same may be amended from time to time, which may be applicable and provide to the contrary, this Plan shall be construed, regulated and administered under the laws of the State of Texas.

14.4 Invalidity of Particular Provisions: In the event any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provisions had never been inserted herein.

14.5 Non-Alienability of Rights of Participants: Except as otherwise provided below and with respect to certain judgments and settlements pursuant to Section 401(a)(13) of the Code, no benefit which shall be payable out of the Trust Fund to any person (including a Participant or Beneficiary) shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void; and no such benefit shall in any manner be liable for, or subject to, the death, contracts, liabilities, engagements or torts of any person, and the same shall not be recognized by the Trustee, except to the extent as may be required by law.

This provision shall not apply to a “qualified domestic relations order” defined in Code Section 414(p), and those other domestic relations orders permitted to be so treated by the Committee under the provisions of the Retirement Equity Act of 1984. Further, to the extent provided under a “qualified domestic relations order,” a former spouse of a Participant shall be treated as the Spouse or Surviving Spouse for all purposes of the Plan. If the Committee receives a qualified domestic relations order with respect to a Participant, the Committee may authorize the immediate distribution of the amount assigned to the Participant’s former spouse, to the extent permitted by law, from the Participant’s Accounts.

14.6 Copy Available to Participants: A copy of this Plan and the Trust Agreement and of any and all future amendments thereto shall be available to Participants and their beneficiaries for inspection at all reasonable times.

14.7 Evidence Furnished Conclusive: Each Employer, the Committee and any person or persons involved in the administration of the Plan shall be entitled to rely upon any certification, statement or representation made or evidence furnished by an Employee, Participant or beneficiary with respect to his age, or other facts required to be determined under any of the provisions of the Plan, and shall not be liable on account of the payment of any monies or the doing of any act or failure to act in reliance thereon. Any such certification, statement, representation or evidence, upon being duly made or furnished, shall be conclusively binding upon such Employee, Participant or beneficiary but not upon an Employer, the Committee or any other person or persons involved in the administration of the Plan. Nothing herein contained shall be construed to prevent any of such parties from contesting any such certification, statement, representation or evidence or to relieve the Employee, Participant or beneficiary from the duty of submitting satisfactory proof of his age or such other fact.

14.8 Unclaimed Benefits: If at, after or during the time when a benefit hereunder is payable to any Participant, Joint Pensioner or other distributee, the Committee, upon request of the Trustee, or in its own instance, shall mail by registered or certified mail to such Participant, Joint Pensioner or other distributee at his last known address a written demand for his current address or for satisfactory evidence of his continued life, or both, and if such Participant, Joint Pensioner or other distributee shall fail to furnish the same to the Committee within two (2) years from the mailing of such demand, the Committee may, in its sole discretion, determine that such Participant, Joint Pensioner or other distributee has forfeited his right to such benefit and declare such benefit, or any unpaid portion thereof, terminated as if the death of the Participant (with no surviving Joint Pensioner or other distributee) had occurred on the date of the last payment made thereon, or the date such Participant, Joint Pensioner or other distributee first became entitled to receive benefit payments, whichever is later; provided, however, that such forfeited benefit shall be reinstated if a claim for the same is made by the Participant, Joint Pensioner or other distributee at any time thereafter.

14.9 Name and Address Changes: Each Participant and each Joint Pensioner or other beneficiary of a deceased Participant shall at all times be responsible for notifying the Committee of any change in his name or address. If any check in payment of a benefit hereunder (which was mailed to the last address of the payee as shown on the Committee’s records) is returned unclaimed, further payments shall be discontinued until the Committee directs otherwise.

14.10 Facility of Payment: If the Committee receives satisfactory evidence that any person entitled to make any election or to receive any payment of a benefit or installment thereof hereunder is (at the time such election or payment is to be made) physically, mentally or legally incompetent to make such election or to receive such benefit and to give a valid receipt therefor and that an individual or institution is then maintaining or has custody of such person and that no guardian, committee or other representative of the estate of such person has been duly appointed, the Committee may make such election in its complete and absolute discretion or may authorize payment of such benefit to such individual or institution maintaining or having the custody of such person, and the receipt of such individual or institution shall be a valid and complete discharge for the payment of such benefit or installment thereof. Deposit to the credit of a Participant or beneficiary in any bank or trust company shall be deemed payment into his hands.

14.11 Payments in Satisfaction of Claims of Participants: Any payment or distribution to any Participant or his legal representative, Joint Pensioner or beneficiary in accordance with the provisions of this Plan shall be in full satisfaction of all claims under the Plan against the Trust Fund, the Committee, the Trustee and the Employer.

14.12 Headings for Convenience Only: The headings and subheadings in this Plan are inserted for convenience and reference only and are not to be used in construing this Plan or any provision herein.

ARTICLE XV

LIMITATION ON BENEFITS

Notwithstanding any provision of this Plan to the contrary, the total Annual Benefit received by an Employee shall be subject to the following limitations:

I.	Single Defined Benefit Plan

The normal retirement benefit of any Employee under this Plan cannot exceed the lesser of $160,000 (increased annually for Limitation Years in accordance with Section 415(d) of the Code to reflect cost-of-living adjustments, and specifically being no less than $170,000 by 2009) or one hundred percent (100%) of such Employee’s Average Compensation. For purposes of determining whether an Employee’s benefits exceed these limitations, the following rules shall apply:

1. Adjustment If Benefit Not Single Life Annuity

If the normal form of benefit is other than a single life annuity, such form must be adjusted actuarially to the equivalent of a single life annuity. This single life annuity cannot exceed the maximum dollar or percent limitations outlined above. No adjustment is required for the following: qualified joint and survivor annuity benefits, pre-retirement disability benefits, pre-retirement death benefits and post-retirement medical benefits.

2. Adjustment If Benefit Commences Prior to Age 62

If the benefit of a Participant begins prior to age 62, the dollar limitation applicable to the Participant at such earlier age is an annual benefit payable in the form of a straight life annuity beginning at the earlier age that is the Actuarial Equivalent of the dollar limitation applicable to the Participant at age 62 (adjusted under subsection (4) below, if required). The dollar limitation applicable at an age prior to age 62 is determined as the lesser of (i) the Actuarial Equivalent (at such age) of the dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Section 1.1 of the Plan and (ii) the Actuarial Equivalent (at such age) of the dollar limitation computed using a 5 percent interest rate and the Applicable Mortality Table as provided in Section 1.1 of the Plan. Any decrease in the dollar limitation determined in accordance with this paragraph (2) shall not reflect a mortality decrement if benefits are not forfeited upon the death of the Participant. If any benefits are forfeited upon death, the full mortality decrement is taken into account.

3. Adjustment If Benefit Commences After Age 65

If the benefit of a Participant begins after the Participant attains age 65, the dollar limitation applicable to the Participant at the later age is the annual benefit payable in the form of a straight life annuity beginning at the later age that is actuarially equivalent to the dollar limitation applicable to the participant at age 65 (adjusted under (4) below, if required). The actuarial equivalent of the dollar limitation applicable at an age after age 65 is determined as (i) the lesser of the Actuarial Equivalent (at such age) of the dollar limitation computed using the interest rate and mortality table (or other tabular factor) specified in Section 1.1 of the Plan and (ii) the actuarial equivalent (at such age) of the dollar limitation computed using a 5 percent interest rate assumption and the Applicable Mortality Table as provided in Section 1.1 of the Plan. For these purposes, mortality between age 65 and the age at which benefits commence shall be ignored.

4. Reduction For Service Less than 10 Years

If the Participant has fewer than 10 years of participation in the Plan, the dollar limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of participation in the Plan and (ii) the denominator of which is 10. In the case of a Participant who has fewer than 10 years of service with the Employer, the defined benefit compensation limitation shall be multiplied by a fraction, (i) the numerator of which is the number of years (or part thereof) of service with the Employer and (ii) the denominator of which is 10.

5. Adjustment For Small Benefits

In the case of an Employee whose Annual Benefit is not in excess of $10,000, the benefits payable with respect to such Employee under this Plan shall be deemed not to exceed the limitation of this Section if:

A. The Annual Benefits payable with respect to such Employee under this Plan and all other defined benefit plans of the Employer do not exceed $10,000 for the Plan Year or for any prior Plan Year, and

B. The Employer has not at any time maintained a defined contribution plan in which the Employee participated.

6. Protected Accrued Benefit

Notwithstanding anything in this Article XV to the contrary, the maximum annual benefit for any Participant in a defined benefit plan in existence on July 1, 1982 shall not be less than the protected current accrued benefit, payable annually, as provided for under question T-3 of Internal Revenue Service Notice 83-10, 1983-1 C.B. 536. In the case of an individual who was a participant in one or more defined benefit plans of the Employer as of the first day of the first Limitation Year beginning after December 31, 1986, the application of the limitation of this Article XV shall not cause the maximum permissible amount for such individual under all such defined benefit plans to be less than the individual’s current accrued benefit. The preceding sentence applies only if such defined benefit plans met the requirements of Code Section 415 for all Limitation Years beginning before January 1, 1987.

II.	Two or More Defined Benefit Plans

If the Employer maintains one or more defined benefit plans in addition to this Plan, the sum of the normal retirement benefits of all plans will be treated as a single benefit for the purposes of applying the limitations in Section 15(I). If these benefits exceed, in the aggregate, the limitations in Section 15(I), the normal retirement benefit under this Plan shall be reduced (but not below zero) until the sum of the benefits of the remaining plans satisfy the limitations.

III.	Definitions

1. Employer: The Company and any other Employer that adopts this Plan. In the case of a group of employers which constitutes a controlled group of corporations (as defined in Code Section 414(b) as modified by Code Section 415(h)) or which constitutes trades and businesses (whether or not incorporated) which are under common control (as defined in Code Section 414(c) as modified by Code Section 415(h)) or an affiliated service group (as defined in Code Section 414(m)), all such employers shall be considered a single Employer for purposes of applying the limitations of this Section.

2. Excess Amount: The excess of the Employee’s Annual Additions for the Limitation Year over the Maximum Permissible Amount.

3. Limitation Year: The period from January 1 to December 31 each year.

4. Compensation: For purposes of determining compliance with the limitations of Code Section 415, Compensation shall mean an Employee’s earned income, wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with an Employer maintaining the Plan, including, but not limited to, commissions paid to salesmen, compensation for services based on a percentage of profits, commissions on insurance premiums, tips and bonuses, and excluding the following:

(a) Employer contributions to a plan of deferred compensation to the extent contributions are not included in gross income of the Employee for the taxable year in which contributed, or on behalf of an Employee to a simplified employee pension plan to the extent such contributions are deductible under Code Section 219(b)(2), and any distributions from a plan of deferred compensation whether or not includable in the gross income of the Employee when distributed (however, any amounts received by an Employee pursuant to an unfunded nonqualified plan may be considered as Compensation in the year such amounts are included in the gross income of the Employee);

(b) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by an Employee becomes freely transferable or is no longer subject to a substantial risk of forfeiture;

(c) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and

(d) other amounts which receive special tax benefits, or contributions made by an Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described under Code Section 403(b) (whether or not the contributions are excludable from the gross income of the Employee).

Notwithstanding anything to the contrary in this definition, Compensation shall include any and all items which may be included in Compensation under Code Section 415(c)(3), including (i) any elective deferral (as defined in Code Section 402(g)(3) and (ii) any amount which is contributed or deferred by the Employer at the election of the Employee and which is not includible in the gross income of the Employee by reason of Code Section 125, 132(f)(4) or 457.

5. Average Compensation: The average Compensation during an Employee’s high three (3) years of service, which period is the three (3) consecutive calendar years (or, the actual number of consecutive years of employment for those Employees who are employed for less than three (3) consecutive years with the Employer) during which the Employee had the greatest aggregate Compensation from the Employer.

6. Annual Benefit: A benefit payable annually in the form of a straight life annuity (with no ancillary benefits) under a plan to which Employees do not contribute and under which no rollover contributions are made.

ARTICLE XVI

TOP-HEAVY PLAN REQUIREMENTS

16.1 General Rule: For any Plan Year for which this Plan is a Top-Heavy Plan, as defined in Section 16.7, any other provisions of this Plan to the contrary notwithstanding, this Plan shall be subject to the provisions of this Article XVI.

16.2 Vesting Provisions: Each Participant who has completed an Hour of Service after the Plan becomes top heavy and while the Plan is top heavy and who has completed the Vesting Service specified in the following table shall be vested in his accrued benefit under this Plan at least as rapidly as is provided in the following schedule (but in any event no later than in accordance with Article IV):

Vesting Service	Vested Percentage
Less than 2 years	0%
2 but less than 3 years	20%
3 but less than 4 years	40%
4 but less than 5 years	60%
5 years or more	100%

If an account becomes vested by reason of the application of the preceding schedule, it may not thereafter be forfeited by reason of re-employment after retirement pursuant to a suspension of benefits provision, by reason of withdrawal of any mandatory employee contributions to which Employer contributions were keyed, or for any other reason. If the Plan subsequently ceases to be top heavy, the preceding schedule shall continue to apply with respect to any Participant who had at least three years of service (as defined in Treasury Regulation Section 1.411(a)-8T(b)(3)) as of the close of the last year that the Plan was top heavy. For all other Participants, the non-forfeitable percentage of their accrued benefit prior to the date the Plan ceased to be top heavy shall not be reduced, but future increases in the non-forfeitable percentage shall be made only in accordance with Article IV.

16.3 Minimum Benefit Provisions: Each Participant who is a Non-Key Employee, as defined in Section 16.7, shall be entitled to an accrued benefit in the form of a single life annuity (with no ancillary benefits) beginning at his Normal Retirement Date, that shall not be less than his average annual Participant’s Compensation, within the meaning of Section 415 of the Code, for years in the Testing Period multiplied by the lesser of: (a) 2% multiplied by the number of years of Top-Heavy Service or (b) 20%. A Non-Key Employee may not fail to receive a minimum benefit because of a failure to receive a specified minimum amount of Compensation or a failure to make mandatory employee or elective contributions.

“Testing Period” means, with respect to a Participant, the period of consecutive years of Top-Heavy Service, not exceeding five, during which the Participant had the greatest aggregate compensation, within the meaning of Section 415 of the Code, from the Employer. “Top-Heavy Service” means his vesting service credited under Section 2.1. Top-Heavy Service shall not include any vesting service before January 1, 1984 or any vesting service that begins after the close of the last Plan Year in which the Plan was a Top-Heavy Plan. Years before and after such excluded periods shall be considered consecutive for purposes of determining the Testing Period.

For purposes of satisfying the minimum benefit requirements of Section 416(c)(1) of the Code and the Plan, in determining Years of Service with the Employer, any service with the Employer shall be disregarded to the extent that such service occurs during a Plan Year when the Plan benefits (within the meaning of Section 410(b) of the Code) no Key Employee or former Key Employee.

16.4 Limitation on Compensation: The annual Compensation of a Participant taken into account under this Article XVI and under Section 1.12 for purposes of computing benefits under this Plan shall not exceed $220,000 for any Plan Year (unless adjusted in the same manner as permitted under Code Section 415(d)). Such amount shall be adjusted automatically for each Plan Year to the amount prescribed by the Secretary of the Treasury or his delegate pursuant to regulations for the calendar year in which such Plan Year commences.

16.5 Coordination With Other Plans: If another qualified employee benefit plan is maintained by a Considered Company which provides contributions or benefits on behalf of Participants in this Plan, such other plan shall be treated as a part of this Plan pursuant to applicable principles prescribed by U.S. Treasury Regulations or applicable IRS rulings (such as Revenue Ruling 81-202 or any successor ruling) to determine whether this Plan satisfies the requirements of Sections 16.2, 16.3 and 16.4 and to avoid inappropriate omissions or inappropriate duplication of minimum contributions. Such determination shall be made, upon the advice of counsel, by the Committee.

In the event a Participant is covered by a defined benefit plan which is top heavy pursuant to Section 416 of the Code, a comparability analysis (as prescribed by Revenue Ruling 81-202 or any successor ruling) shall be performed in order to establish that the plans are providing benefits at least equal to the defined benefit minimum.

16.6 Distributions to Certain Key Employees: Notwithstanding any provision of this Plan to the contrary, the entire interest in this Plan of each Participant who is a 5% owner (as described in Section 416(i)(1) of the Code determined with respect to the Plan Year ending in the calendar year in which such individual attains age 70 1/2) shall be distributed to such Participant not later than the first day of April following the calendar year in which such individual attains age 70 1/2.

16.7 Determination of Top-Heavy Status: The Plan shall be a Top-Heavy Plan for any Plan Year if, as of the Determination Date, the present value of the cumulative accrued benefits under the Plan (determined as of the Valuation Date) for Participants (including former Participants) who are Key Employees exceeds 60% of the present value of the cumulative accrued benefits under the Plan for all Participants (including former Participants) or, if this Plan is required to be in an Aggregation Group, any such Plan Year in which such Group is a Top-Heavy Group. In determining Top-Heavy status, if an individual has not performed one Hour of Service for any Considered Company at any time during the one-year period ending on the

Determination Date, any accrued benefit for such individual and the aggregate accounts of such individual shall not be taken into account. The accrued benefit of any employee (other than a Key Employee) shall be determined under (a) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Aggregation Group or (b) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional accrual rate of Code Section 411(b)(1)(C).

For purposes of this Section, the capitalized words have the following meanings:

(a) “Aggregation Group” means the group of plans, if any, that includes both the group of plans that is required to be aggregated and the group of plans that is permitted to be aggregated. The group of plans that is required to be aggregated (the “required aggregation group”) includes:

(i) Each plan of a Considered Company in which a Key Employee is a participant, including collectively bargained plans; and

(ii) Each other plan, including collectively bargained plans, of a Considered Company which enables a plan in which a Key Employee is a participant to meet the requirements of either Code Section 401(a)(4) or 410.

(b) The group of plans that is permitted to be aggregated (the “permissive aggregation group”) includes the required aggregation group and any plan that is not part of the required aggregation group that the Committee certifies as constituting a plan within the permissive aggregation group. Such plans may be added to the permissive aggregation group only if, after the addition, the aggregation group as a whole continues to meet the requirements of both Code Sections 401(a)(4) and 410.

(c) “Considered Company” means the Employer or an Affiliate.

(d) “Determination Date” means for any Plan Year the last day of the immediately preceding Plan Year or in the case of the first Plan Year of the Plan, Determination Date means the last day of such Plan Year.

(e) “Key Employee” means any Employee or former Employee (including any deceased Employee) who at any time during the Plan Year that includes the Determination Date was an officer of a Considered Company having annual compensation greater than $130,000 (as adjusted under Section 416(i)(1) of the Code for Plan Years beginning after December 31, 2002), a 5-percent owner of a Considered Company, or a 1-percent owner of a Considered Company having annual compensation of more than $150,000. For this purpose, annual compensation means compensation within the meaning of Section 415(c)(3) of the Code. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the applicable regulations and other guidance of general applicability issued thereunder.

(f) A “Non-Key Employee” means any Participant (and any Beneficiary of a Participant) who is not a Key Employee.

(g) “Top-Heavy Group” means the Aggregation Group, if, as of the applicable Determination Date, the sum of the present value of the cumulative accrued benefits for Key Employees under all defined benefit plans included in the Aggregation Group plus the aggregate of the accounts of Key Employees under all defined contribution plans included in the Aggregation Group exceeds 60% of the sum of the present value of the cumulative accrued benefits for all employees, excluding former Key Employees as provided in paragraph (i) below, under all such defined benefit plans plus the aggregate accounts for all employees, excluding former Key Employees as provided in paragraph (i) below, under all such defined contribution plans. In determining Top-Heavy status, if an individual has not performed one Hour of Service for any Considered Company at any time during the one-year period ending on the Determination Date, any accrued benefit for such individual and the aggregate accounts of such individual shall not be taken into account. If the Aggregation Group that is a Top-Heavy Group is a permissive aggregation group, only those plans that are part of the required aggregation group will be treated as Top-Heavy Plans. If the Aggregation Group is not a Top-Heavy Group, no plan within such group will be a Top-Heavy Plan.

In determining whether this Plan constitutes a Top-Heavy Plan, the Committee (or its agent) will make the following adjustments:

(i) When more than one plan is aggregated, the Committee shall determine separately for each plan as of each plan’s Determination Date the present value of the accrued benefits (for this purpose using the actuarial assumptions set forth in the applicable plan, and if such assumptions are not set forth in the applicable plan, using the assumptions set forth in this Plan) or account balance. The results shall then be aggregated by adding the results of each plan as of the Determination Dates for such plans that fall within the same calendar year.

(ii) The present values of accrued benefits and the amounts of account balances of an Employee as of the Determination Date shall be increased by the distributions made with respect to the Employee under the Plan and any plan aggregated with the Plan under Section 416(g)(2) of the Code during the 1-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than separation from service, death, or disability, this provision shall be applied by substituting “5-year period” for “1-year period.”

The accrued benefits and accounts of any individual who has not performed services for a Considered Company during the 1-year period ending on the Determination Date shall not be taken into account.

(iii) Further, in making such determination, such present value or such account shall include any rollover contribution (or similar transfer) as follows:

(A) If the rollover contribution (or similar transfer) is initiated by the employee and made to or from a plan maintained by another Considered Company, the plan providing the distribution shall include such distribution in the present value of such account; the plan accepting the distribution shall not include such distribution in the present value of such account unless the plan accepted it before December 31, 1983.

(B) If the rollover contribution (or similar transfer) is not initiated by the employee or made from a plan maintained by another Considered Company, the plan accepting the distribution shall include such distribution in the present value of such account, whether the plan accepted the distribution before or after December 31, 1983; the plan making the distribution shall not include the distribution in the present value of such account.

(h) In any case where an individual is a Non-Key Employee with respect to an applicable plan but was a Key Employee with respect to such plan for any prior Plan Year, any accrued benefit and any account of such Employee shall be altogether disregarded. For this purpose, to the extent that a Key Employee is deemed to be a Key Employee if he met the definition of Key Employee within any of the four preceding Plan Years, this provision shall apply following the end of such period of time.

(i) “Valuation Date” means for purposes of determining the present value of an accrued benefit as of the Determination Date the date determined as of the most recent Valuation Date which is within a 12-month period ending on the Determination Date. For the first plan year of a plan, the accrued benefit for a current employee shall be determined either (i) as if the individual terminated service as of the Determination Date, or (ii) as if the individual terminated service as of the Valuation Date, but taking into account the estimated accrued benefit as of the Determination Date. The Valuation Date shall be determined in accordance with the principles set forth in Q.&A. T-25 of Treasury Regulations Section 1.416-1.

(j) For purposes of this Article, “Compensation” shall have the meaning given to it in Section 15(III)(4) of the Plan.

IN WITNESS WHEREOF, Cabot Oil & Gas Corporation has executed these presents as evidenced by the signatures of its duly authorized officers, in a number of copies, all of which shall constitute but one and the same instrument, which may be sufficiently evidenced by any such executed copy hereof, this      day of             , 2006, but effective as of January 1, 2006.

CABOT OIL & GAS CORPORATION

By
Vice President

ATTEST:

[SEAL]

THE STATE OF TEXAS	§
§
COUNTY OF HARRIS	§

BEFORE ME, the undersigned authority, on this day personally appeared                     ,                      of CABOT OIL & GAS CORPORATION, known to me to be the person and officer whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of the said CABOT OIL & GAS CORPORATION, and that he executed the same as the act and deed of such limited partnership for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this      day of             , 2006.

Notary Public, State of Texas